UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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2019	Notice of Annual General Meeting of Shareholders and Proxy Statement

TRITON INTERNATIONAL LIMITED

CANON’S COURT
22 VICTORIA STREET
HAMILTON HM12, BERMUDA

March 15, 2019

Dear Shareholders,

You are cordially invited to join us for our Annual General Meeting of Shareholders (the “Annual Meeting”) to be held this year on April 25, 2019, at 9:00 a.m., Eastern Daylight Time, at the Crowne Plaza White Plains, 66 Hale Avenue, White Plains, New York 10601 USA.

The Notice of Annual General Meeting of Shareholders and the Proxy Statement that follow describe the business to be conducted at the Annual Meeting. You will be asked to: (i) elect ten directors to the Board of Directors; (ii) approve on an advisory basis the compensation of our Named Executive Officers; (iii) ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019; and (iv) act on any other matters as may properly come before the shareholders at the Annual Meeting, including any motion to adjourn to a later date to permit further solicitation of proxies, if necessary.

Whether or not you intend to be present at the Annual Meeting, it is important that your shares be represented. Voting instructions are provided in the accompanying proxy card and Proxy Statement. Please vote via the Internet, by telephone, or by completing, signing, dating and returning your proxy card.

Sincerely,

Brian M. Sondey Chairman and Chief Executive Officer

Notice of Annual General Meeting of Shareholders

Date and Time

April 25, 2019, at 9:00 a.m., Eastern Daylight Time

Place

Crowne Plaza White Plains
66 Hale Avenue
White Plains, New York 10601 USA

Record Date

February 28, 2019

YOUR VOTE IS IMPORTANT
Even if you plan to attend the Annual General Meeting in person, we encourage you to vote in advance by:
visiting www.proxyvote.com (common shares)
mailing your signed proxy card or voting instruction form
calling toll-free from the United States, U.S. territories and Canada to 1-800-690-6903 (common shares only)

Items to be Voted

■	elect ten directors identified in the accompanying Proxy Statement to the Board of Directors to serve until the 2020 Annual General Meeting of Shareholders or until their respective successors are elected and qualified;
■	hold an advisory vote on the compensation of our Named Executive Officers;
■	ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019; and
■	act on any other matters as may properly come before the shareholders at the Annual Meeting, including any motion to adjourn to a later date to permit further solicitation of proxies, if necessary.

We will also present before the Annual Meeting our audited financial statements for the fiscal year ended December 31, 2018 pursuant to the provisions of the Companies Act 1981 of Bermuda, as amended (the “Companies Act”), and the Bye-Laws of Triton International Limited. These audited financial statements may be found in our Annual Report on Form 10-K for the year ended December 31, 2018 (the “2018 Annual Report”). There is no requirement under Bermuda law that these financial statements be approved by shareholders, and no such approval will be sought at the Annual Meeting.

The Board of Directors has fixed the close of business on February 28, 2019 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. The Proxy Statement and the Proxy Card are first being made available or distributed to shareholders of record on or about March 15, 2019.

You are cordially invited to attend the Annual Meeting in person. If you attend the Annual Meeting, you may vote in person if you wish, even though you may have previously voted your proxy. Triton International Limited’s Proxy Statement accompanies this notice.

By Order of the Board of Directors,

Marc Pearlin
Secretary

March 15, 2019

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE PROMPTLY VOTE VIA THE INTERNET, BY TELEPHONE, OR COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY CARD FOR THE ANNUAL MEETING AND RETURN IT AS INSTRUCTED ON THE PROXY CARD. THIS WILL ENSURE REPRESENTATION OF YOUR SHARES AT THE MEETING.

Internet Availability of Proxy Materials

The Proxy Statement and the 2018 Annual Report are available on www.proxyvote.com.

Proxy Statement Highlights

Voting Items

Proposal 1: Election of Directors The Board recommends you vote FOR each nominee

Proposal 2: Advisory Vote on the Compensation of Named Executive Officers The Board recommends you vote FOR this proposal

Proposal 3: Ratification of Appointment of Independent Registered Public Accounting Firm The Board recommends you vote FOR this proposal

Meeting and Voting Information

Date and Time April 25, 2019, 9:00 a.m.

Place Crowne Plaza White Plains 66 Hale Avenue White Plains, NY 10601

Record Date February 28, 2019

Voting Shareholders as of the record date are entitled to vote. Each common share is entitled to one vote for each Director nominee and one vote for each of the other proposals to be voted on.

Admission Proof of ownership of Triton shares is required to enter Triton’s Annual General Meeting.

Election of Directors

Corporate Governance Highlights

Triton has a long-standing commitment to strong corporate governance, which promotes the long-term interests of shareholders and strengthens Board and management accountability. Highlights of our corporate governance practices include:

✔	Annual Election of Directors	✔	Annual Board and Committee Self-Evaluations
✔	Majority Voting for Directors	✔	Regular Executive Sessions of Independent Directors
✔	Independent Lead Director
✔	8 of 10 Directors are Independent	✔	No Poison Pill
✔	Independent Audit, Compensation and Talent Management, and Governance Committees	✔	Annual “Say on Pay” Advisory Vote
✔	Risk Oversight by Full Board and Committees	✔	Anti-Hedging/Anti-Pledging Policies for Directors, Officers, and Employees
✔	Annual CEO and Management Succession Planning	✔	Share Ownership Requirements for Executive Officers and Directors

Triton’s Board of Directors oversees management’s execution of Triton’s business strategy, and evaluates Triton’s and management’s performance. Triton’s Board of Directors consists of individuals who have been recognized leaders in their fields. Each of the nominees for the Board of Directors has the qualifications and experience to guide Triton’s strategy.

Nominee and Principal Occupation	Age	Director Since	Independent	Audit Committee	Compensation and Talent Management Committee	Nominating and Corporate Governance Committee
Brian M. Sondey - Chairman Chief Executive Officer Triton International Limited	51	2016
Robert W. Alspaugh Former Chief Operating Officer KPMG LLP	72	2016	Yes
Karen Austin Former Chief Information Officer PG&E	57	2019	Yes
Malcolm P. Baker Director of Research Acadian Asset Management	49	2016	Yes
David A. Coulter Special Limited Partner at Warburg Pincus	71	2015	Yes
Claude Germain Principal Rouge River Capital	52	2016	Yes
Kenneth Hanau Managing Director Bain Capital	53	2016	Yes
John S. Hextall Former CEO Kuehne & Nagel North America	62	2016	Yes
Robert L. Rosner - Lead Independent Director Co-President Vestar Capital Partners	59	2015	Yes
Simon R. Vernon Former President Triton International Limited	60	2016
Chair
Member

2018 Executive Compensation

Compensation Objectives and Philosophy

We seek to provide our senior executives with compensation packages that fairly reward the executives for their contributions to the Company and allow the Company to recruit and retain high quality individuals. In addition, we seek to structure our compensation plans so that they are straightforward for our senior executives and our shareholders to understand and value, and relatively easy for the Company to administer. We link a substantial portion of overall compensation to short-term and long-term measures of performance to motivate our senior executives and align their interests with those of our shareholders. We believe that our compensation practices, which link a substantial portion of executive pay to Company performance and require executives to meet minimum share ownership requirements, mitigate risk taking.

2018 Target Compensation Mix for CEO and other Current NEO’s

2018 Performance

Triton achieved outstanding results in 2018 and we exceeded all of our primary financial targets. Demand for our containers was supported by several factors, including solid trade growth, an increased preference for leasing relative to direct container purchases by our shipping line customers, and a strong leasing share for Triton. Triton took advantage of the favorable market and our strong position to drive high container utilization, solid growth in our container fleet and excellent financial performance. Our Adjusted net income in 2018 was $363 million, an increase of 71% from 2017. Our Adjusted return on equity was 16.7% in 2018, an increase from 11.8% in 2017, and we grew the net book value of our revenue earning assets by 8.8% in 2018. The table below summarizes our financial performance against the targets established by our Board of Directors as part of our annual incentive plan.

Consolidated financial performance	Result(1)	Target
Adjusted net income	$363 million	$295 million
Adjusted return on equity	16.7%	13.5%
Growth in revenue earning assets	8.8%	5.0%
(1)	See Reconciliation of Non-GAAP Financial Measures on page A-1.

Summary of the Current Named Executive Officers’ Actual 2018 Compensation

Name	Base Salary	Annual Cash Incentive	LTIC	Other	Total
Brian M. Sondey	$900,000	$1,548,000	$2,006,536	$18,791	$4,473,327
John Burns	$440,000	$427,680	$444,364	$15,915	$1,327,959
John O’Callaghan(1)	$425,973	$414,045	$382,267	$39,313	$1,261,598
Kevin Valentine	$355,000	$419,610	$358,339	$14,542	$1,147,491
Marc Pearlin	$337,500	$198,450	$238,917	$16,229	$791,096
(1)	Mr. O’Callaghan’s Base Salary, Annual Cash Incentive and Other amounts shown in the table use a conversion rate of USD 1.2764 to GBP 1.0.

Independent Registered Public Accounting Firm

The Board of Directors recommends voting for the appointment of KPMG LLP as the Company’s independent registered public accounting firm. KPMG LLP has acted in this capacity for the Company since 2014.

The following table sets forth the fees billed to or incurred by Triton for professional services rendered by KPMG LLP for the years ended December 31, 2018 and 2017:

Type of Fees	2018	2017
Audit Fees	$1,826,177	$1,914,632
Audit-Related Fees	—	268,000
Tax Fees	573,000	324,400
All Other Fees	194,900	299,900
Total Fees	$2,594,077	$2,806,932

PROPOSAL 1
ELECTION OF DIRECTORS

At the Annual General Meeting (“Annual Meeting”), the shareholders will elect ten directors to serve until the 2020 Annual Meeting of shareholders or until their respective successors are elected and qualified. In the absence of instructions to the contrary, a properly signed and dated proxy will vote the shares represented by that proxy “FOR” the election of the ten nominees named below.

Assuming a quorum is present, each nominee will be elected as a director of Triton if such nominee receives the affirmative vote of the holders of a majority of the common shares present in person or by proxy at the Annual Meeting and entitled to vote. All nominees are currently incumbent directors. Shareholders are not entitled to cumulate votes in the election of directors. All nominees have consented to serve as directors, if elected. If any nominee is unable or unwilling to serve as a director at the time of the Annual Meeting, the persons who are designated as proxies intend to vote, in their discretion, for such other persons, if any, as may be designated by our Board of Directors. As of the date of this Proxy Statement, our Board of Directors has no reason to believe that any of the persons named below will be unable or unwilling to serve as a nominee or as a director if elected. The names of the nominees, their ages, and certain other information about them are set forth below:

Nominee	Age	Director Since	Independent	Audit Committee	Compensation and Talent Management Committee	Nominating and Corporate Governance Committee
Brian M. Sondey - Chairman and CEO	51	2016
Robert W. Alspaugh	72	2016	Yes
Karen Austin	57	2019	Yes
Malcolm P. Baker	49	2016	Yes
David A. Coulter	71	2015	Yes
Claude Germain	52	2016	Yes
Kenneth Hanau	53	2016	Yes
John S. Hextall	62	2016	Yes
Robert L. Rosner - Lead Independent Director	59	2015	Yes
Simon R. Vernon	60	2016
Chair
Member

Brian M. Sondey is our Chairman and Chief Executive Officer, and has served as a director since July 2016. Upon the closing of the merger of Triton Container International Limited (“TCIL”) and TAL International Group, Inc. (“TAL”) in July 2016, Mr. Sondey, who had served as the Chairman, President and Chief Executive Officer of TAL since 2004, became the Chairman and Chief Executive Officer of Triton. Mr. Sondey joined TAL’s former parent, Transamerica Corporation, in April 1996 as Director of Corporate Development. He then joined TAL International Container Corporation in November 1998 as Senior Vice President of Business Development. In September 1999, Mr. Sondey became President of TAL International Container Corporation. Prior to his work with Transamerica Corporation and TAL International Container Corporation, Mr. Sondey worked as a Management Consultant at the Boston Consulting Group and as a Mergers & Acquisitions Associate at J.P. Morgan. Mr. Sondey holds an MBA from The Stanford Graduate School of Business and a BA degree in Economics from Amherst College.

As a result of these professional and other experiences, we believe Mr. Sondey possesses particular knowledge and experience in a variety of areas including corporate finance, intermodal equipment leasing, logistics, marketing, people management and strategic planning and strengthens the Board of Directors’ collective knowledge, capabilities, and experience.

Robert W. Alspaugh has served as a director of the Company since July 2016 and is the Chair of the Audit Committee. Mr. Alspaugh also has served as a director of TCIL since 2012. Mr. Alspaugh had a 36-year career with KPMG LLP, including serving as the senior partner for a diverse array of companies across a broad range of industries. Mr. Alspaugh has worked with global companies both in Europe and Japan, as well as with those headquartered in the United States. Between 2002 and 2006, when Mr. Alspaugh served as Chief Executive Officer of KPMG International, he was responsible for implementing the strategy of KPMG International, which includes member firms in nearly 150 countries with more than 100,000 employees. Prior to this position, he served as Deputy Chairman and Chief Operating Officer of KPMG’s U.S. Practice from 1998 to 2002. Mr. Alspaugh currently serves on the boards of directors of Ball Corporation (where he is the Chairman of the Audit Committee and a member of the Finance Committee) and Veoneer, Inc. (where he is the Chairman of the Audit Committee). Mr. Alspaugh served on the Board of Directors of Autoliv, Inc. (where he was the Chairman of the Audit Committee and a member of the Compliance Committee) until July 2, 2018, when on that date Autoliv effected a spin-off of Veoneer, Inc. Until August 20, 2018, Mr. Alspaugh also served on the board of directors of Verifone Systems, Inc. (where he was the Chairman of the Audit Committee and a member of the Governance and Nominating Committee). Mr. Alspaugh received his B.B.A. degree in accounting from Baylor University, where he graduated summa cum laude.

Karen Austin has served as a director since January 1, 2019. Ms. Austin was Senior Vice President and Chief Information Officer of Pacific Gas & Electric Company, a natural gas and electric utilities company headquartered in California from June 2011 through August 2018. Before joining PG&E, Ms. Austin served as Senior Vice President and President of Consumer Electronics of Sears Holdings Corporation from January 2009 to May 2011 and as its Executive Vice President and Chief Information Officer from March 2005 to January 2009. Ms. Austin joined Kmart Corporation in 1984 and served, before its merger with Sears, Roebuck and Co. in 2005, as its Senior Vice President and Chief Information Officer from April 2002 to March 2005 and Vice President, Applications from January 2000 to April 2002. From June 2014 until August 2018, Ms. Austin served as a Director of Verifone Inc. Ms. Austin holds a B.S. degree in Computer Science from Trine University.

As a result of these professional and other experiences, we believe Ms. Austin possesses particular knowledge and experience in a variety of areas including cybersecurity, information technology, change management, engineering, and enterprise system security that strengthens the Board of Directors’ collective knowledge, capabilities, and experience.

Malcolm P. Baker has served as a director since July 2016. Mr. Baker also served as a director of TAL from September 2006 to July 2016. Mr. Baker is the Robert G. Kirby Professor at the Harvard University Graduate School of Business, and the director of research at Acadian Asset Management. From 2011 through 2018 he was the director of the corporate finance program at the National Bureau of Economic Research. Mr. Baker holds a BA in applied mathematics and economics from Brown University, an M.Phil. in finance from Cambridge University, and a Ph.D. in business economics from Harvard University.

As a result of these professional and other experiences, we believe Mr. Baker possesses particular knowledge and experience in a variety of areas including corporate finance, capital markets, and economics that strengthens the Board of Directors’ collective knowledge, capabilities, and experience.

David A. Coulter has served as a director since October 2015. He previously served as a director of TCIL since 2011. Currently, Mr. Coulter serves as Special Limited Partner at Warburg Pincus, LLC and has served as Vice Chairman, Managing Director and Senior Advisor at Warburg Pincus, focusing on the firm’s financial services practice, from 2005 to 2014. Mr. Coulter retired in September 2005 as Vice Chairman of J.P. Morgan & Chase Co. He previously served as Executive Chairman of its investment bank, asset and wealth management, and private equity business. Mr. Coulter was a member of the firm’s three person Office of the Chairman and also its Executive Committee. Mr. Coulter came to J.P. Morgan Chase via its July 2000 acquisition of The Beacon Group, a small merchant banking operation. Before joining The Beacon Group, Mr. Coulter was the Chairman and Chief Executive Officer of the BankAmerica Corporation and Bank of America NT & SA. His career at Bank of America was from 1976 to 1998 and covered a wide range of banking activities. He served on the board of Aeolus Re, MBIA, Webster Bank, Sterling Financial and the Strayer Corporation. He currently is on the board of Varo Money, Inc, where he serves on their Compensation and Audit & Risk committees and Providence Services Corporation, where he serves on their Compensation and Nominating & Corporate Governance committees. He also serves on the boards of American Prairie Reserve, Third Way, Macaulay Honors College, IQ2, Carnegie Mellon University, and Asia Society of Northern California. He received both his B.S. and his M.S. from Carnegie Mellon University and currently serves as a Trustee for Carnegie Mellon.

As a result of these professional and other experiences, we believe Mr. Coulter possesses particular knowledge and experience in a variety of areas including corporate finance, capital markets, and economics that strengthens the Board of Directors’ collective knowledge, capabilities, and experience.

Claude Germain has served as a director since July 2016 and is the Chair of the Compensation and Talent Management Committee. Mr. Germain also served as a director of TAL from February 2009 to July 2016. Since 2010, Mr. Germain has been a principal in Rouge River Capital, an investment firm focused on acquiring controlling stakes in private midmarket transportation and manufacturing companies. From 2011 to 2013, Mr. Germain was also President and CEO of SMTC Corporation (Nasdaq: SMTX), a global manufacturer of electronics based in Markham, Ontario.

From 2005 to 2010, Mr. Germain was Executive Vice President and Chief Operating Officer for Schenker of Canada Ltd., an affiliate of DB Schenker, where he was accountable for Schenker’s Canadian business. DB Schenker is one of the largest logistics service providers in the world. Prior to that, Mr. Germain was the President of a Texas-based third-party logistics firm and a management consultant specializing in distribution for The Boston Consulting Group. In 2002 and 2007, Mr. Germain won Canadian Executive of the Year in Logistics. Mr. Germain holds an MBA from Harvard Business School and a Bachelor of Engineering Physics (Nuclear) from Queen’s University.

As a result of these professional and other experiences, we believe Mr. Germain possesses particular knowledge and experience in a variety of areas including logistics, transportation, distribution, and strategic planning that strengthens the Board of Directors’ collective knowledge, capabilities, and experience.

Kenneth Hanau has served as a director since July 2016. Mr. Hanau also served as a director of TAL from October 2012 to July 2016. Mr. Hanau is a Managing Director at Bain Capital Private Equity, a unit of Bain Capital, one of the world’s foremost private investment firms with approximately $75 billion in assets under management. He has significant experience in private equity investing, with specialized focus in the industrial and business services sectors, and currently leads Bain Capital Private Equity’s North American industrials team. Prior to joining Bain Capital in 2015, Mr. Hanau was the Managing Partner of 3i’s private equity business in North America. Mr. Hanau played an active role in investments in the industrial and business services sectors, including Mold Masters, a leading supplier of specialty components to the plastic industry, and Hilite, a global manufacturer of automotive solutions. Previously, Mr. Hanau held senior positions with Weiss, Peck & Greer and Halyard Capital. Before that, Mr. Hanau worked in investment banking at Morgan Stanley and at K&H Corrugated Case Corporation, a family-owned packaging business. Mr. Hanau is a certified public accountant and started his career with Coopers & Lybrand. Mr. Hanau received his B.A. with honors from Amherst College and his M.B.A. from Harvard Business School.

As a result of these professional and other experiences, we believe Mr. Hanau possesses particular knowledge and experience in a variety of areas including corporate finance, capital markets, and strategic planning that strengthens the Board of Directors’ collective knowledge, capabilities, and experience.

John S. Hextall has served as a director since July 2016. In October 2016, he joined the Board of Directors of Pacific National in Australia as a nominee on behalf of investors Canada Pension Plan Investment Board (“CPPIB”) and serves on the Health, Safety and Environmental Committee. He joined Shanghai based De Well Group, a privately held logistics company, at its office located in Bell, CA as Chief Executive Officer and Board member in October 2016. In March 2016, he became President and founder of Steers, Inc., a strategy and management consulting firm. From 2010 to 2016, Mr. Hextall served as President and CEO of the North American Region of Kuehne + Nagel, Inc. (SIX Swiss: KNIN), a leading global transportation and logistics provider, based in Jersey City, NJ, responsible for its subsidiaries in Canada, Mexico and the United States. He also served as CEO of Nacora Insurance Brokers Inc. Prior to his role at Kuehne + Nagel, Inc., Mr. Hextall had a wide-ranging career at UTi Worldwide Inc. (“UTi”) (Nasdaq: UTIW), a supply chain management company and was a member of the founding management team, serving as a Member of UTi’s Executive Management Board from 2005 to 2009. Mr. Hextall held various positions at UTi over the course of 17 years, including Executive Vice President and President of Freight Forwarding from 2008 to 2010, Executive Vice President and Chief Operating Officer from 2007 to 2008 and Executive Vice President and Global Leader of Client Solutions & Delivery from 2006 to 2007. Other roles included leadership in Europe, the UK and Belgium. Prior to his career with UTi, Mr. Hextall worked at BAX Global (formerly Burlington Air Express), where he served as a UK director. Mr. Hextall previously worked at the Booker Group and was a management graduate with Unilever. Since 1980, Mr. Hextall has been a member of the Chartered Institute of Logistics and Transport, and has served as a Roundtable Member of the Council for Supply Chain Management Professionals and The Conference Board’s Global Council for Supply Chain & Logistics based in Brussels. In 1979, Mr. Hextall received a Bachelor of Science, Combined Honors Degree in Transport Planning & Operations, Urban Planning and Computer Science, at the Faculty of Engineering from Aston University in Birmingham, UK.

As a result of these professional and other experiences, we believe Mr. Hextall possesses particular knowledge and experience in a variety of areas including logistics, transportation, distribution, and strategic planning that strengthens the Board of Directors’ collective knowledge, capabilities, and experience.

Robert L. Rosner is a Founding Partner and Co-President of Vestar Capital Partners, Inc. Mr. Rosner has served as a director of the Company since October 2015 and is Lead Independent Director and the Chair of the Nominating and Corporate Governance Committee. He previously served as a member of the TCIL Board since 2013 and as a member of its Compensation Committee. He has been with Vestar Capital Partners, Inc. since the firm’s formation in 1988.

Mr. Rosner also heads Vestar Capital Partners’ Business Services and Industrial Products Groups. In 2000, Mr. Rosner moved to Paris to establish Vestar Capital Partners’ operations in Europe and served as President of Vestar Capital Partners Europe from 2000 - 2011, overseeing the firm’s affiliate offices in Paris, Milan and Munich. Prior to the formation of Vestar Capital Partners, Mr. Rosner was a member of the Management Buyout Group at The First Boston Corporation. He is a director of Civitas Solutions and Edward Don & Company. Mr. Rosner previously served as a director of Institutional Shareholder Services Inc., Group OGF, Seves S.p.A., Sunrise Medical Inc., Tervita Corporation and 21st Century Oncology, Inc. In addition to his corporate board positions, Mr. Rosner previously served as a member of the Graduate Executive Board of The Wharton School of the University of Pennsylvania and previously served on the Board of Trustees of The Lawrenceville School. He received a B.A. in Economics from Trinity College and an M.B.A. with distinction from The Wharton School of the University of Pennsylvania.

As a result of these professional and other experiences, we believe Mr. Rosner possesses particular knowledge and experience in a variety of areas including corporate finance, capital markets, and strategic planning that strengthens the Board of Directors’ collective knowledge, capabilities, and experience.

Simon R. Vernon has served as a director since July 2016. Upon the closing of the merger of TCIL and TAL in July 2016, Mr. Vernon, who had served as the President and Chief Executive Officer of TCIL since 2003, became the President of Triton, a position which he held until he retired on February 28, 2018. Before being named President and Chief Executive Officer of TCIL, Mr. Vernon served as Executive Vice President of TCIL beginning in 1999, Senior Vice President beginning in 1996 and Vice President of Global Marketing beginning in 1994. Mr. Vernon also served as Director of Marketing of TCIL beginning in 1986, responsible for Southeast Asia and China and, beginning in 1991, for all of the Pacific basin. He was named Vice President, Marketing, responsible for the Pacific basin, in 1993. Prior to joining TCIL, Mr. Vernon served as chartering manager at Jardine Shipping Limited from 1984 to 1985, as a manager in the owner’s brokering department at Yamamizu Shipping Company Limited from 1982 to 1984 and as a ship broker with Matheson Charting Limited from 1980 to 1982. Mr. Vernon is also a director of Through Transport Club (Bermuda). He holds a B.A. from Exeter University in England.

As a result of these professional and other experiences, we believe Mr. Vernon possesses particular knowledge and experience in a variety of areas including corporate finance, container leasing, logistics, marketing, people management and strategic planning that strengthens the Board of Directors’ collective knowledge, capabilities, and experience.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES LISTED ABOVE TO THE BOARD OF DIRECTORS.

CORPORATE GOVERNANCE

Triton has a long-standing commitment to strong corporate governance, which promotes the long-term interests of shareholders and strengthens Board and management accountability. Highlights of our corporate governance practices include:

✔	Annual Election of Directors	✔	Annual Board and Committee Self-Evaluations
✔	Majority Voting for Directors	✔	Regular Executive Sessions of Independent Directors
✔	Independent Lead Director
✔	8 of 10 Directors are Independent	✔	No Poison Pill
✔	Independent Audit, Compensation and Talent Management, and Governance Committees	✔	Annual “Say on Pay” Advisory Vote
✔	Risk Oversight by Full Board and Committees	✔	Anti-Hedging/Anti-Pledging Policies for Directors, Officers, and Employees
✔	Annual CEO and Management Succession Planning	✔	Share Ownership Requirements for Executive Officers and Directors

Board Leadership

The Board of Directors is currently composed of eight independent directors (Alspaugh, Austin, Baker, Coulter, Germain, Hanau, Rosner and Hextall), our Chairman and Chief Executive Officer (Mr. Sondey) and our former President (Mr. Vernon). We believe that having a combined Chairman and Chief Executive Officer, a lead independent director (Mr. Rosner), and a Board of Directors comprised of 80% independent directors and committees composed entirely of independent directors currently provides a strong effective leadership structure with robust independent oversight. In addition, we believe that having a single leader for the Company combining the Chairman and CEO roles provides greater clarity on our executive leadership for customers in certain global markets.

Board Diversity

Our directors have diverse backgrounds and expertise. We have Board members with corporate finance experience, accounting and reporting experience, various industry experience, as well as experience serving on boards of directors of publicly and privately held companies. In addition, the charter of our Nominating and Corporate Governance Committee incorporates our objective to increase the gender and ethnic diversity of our Board. We also consistently apply the principles of diversity and inclusion across the Company, and we have wide ranging ethnic diversity and gender diversity throughout our organization.

Corporate Responsibility

We believe that integrating Corporate Responsibility policies and strategies into our business contributes to our long-term financial performance. We recognize both the opportunity and the responsibility we have to leave a positive imprint on the environment and society, and we are committed to taking a leadership role in addressing environmental and social issues related to our industry.

Environmental

As one of the largest buyers of shipping containers, we continue to support efforts to reduce the environmental impacts from container production. As part of this effort, we have worked closely with the container manufacturers to reduce the hardwood content in container floors. Our objective is to create a new industry standard floor that is more environmentally friendly while maintaining its long term durability. Specifically, we have shifted a significant portion of our container floors to farmed wood species such as larch, birch and bamboo, and we are working with container manufacturers to implement a floor design that would eliminate approximately 30% of the wood content (by replacing it with steel). We are also exploring other options, such as oriented strand board (OSB) flooring and recycled materials.

In addition, during 2016 and 2017, we worked closely with the container manufacturers to facilitate a successful transition of container paint systems to water-based applications from solvent-based applications. This change significantly reduced the discharge of hazardous chemicals into the air surrounding container factories.

Social

We have offices and employees in 16 countries, including a number of countries considered to be less developed. We are committed to providing fair and attractive compensation and healthcare benefit packages and to supporting our employees’ development with company-funded educational opportunities, all without regard to race, gender, ethnicity, religion, age, or sexual orientation. We believe the support we provide all our employees leads to a strong mutual commitment, and our dedicated workforce is an important component of our operating capabilities. Through our policies and regular trainings, the Company strives to provide a safe and harassment free work environment for all employees.

We have vigorous quality control processes that involve our employees performing detailed inspections and surveys throughout the year at our container manufacturers and at third party container depots that store and repair our containers. We believe these efforts, in addition to ensuring quality production and services, provide a strong impetus towards worker safety and welfare in those organizations.

Community Support

Triton has made a corporate commitment to support Doctors without Borders (Medecins Sans Frontieres), a global organization that provides lifesaving medical care to those most in need, including populations in distress, victims of natural or man-made disasters, and victims of armed conflict. On a local level, we encourage our employees to be actively involved in their communities, and in support of their efforts, we offer matching donations for employee contributions to non-profit organizations, and we have donated additional money and equipment to several organizations focused on education, healthcare and the environment.

For further information see our website section labeled Our Community, where we highlight recent activities in support of our corporate responsibility initiatives.

Risk Management

As a general matter, the Board of Directors has oversight responsibility with respect to risk management for the Company and its subsidiaries. Day-to-day risk management is the responsibility of senior management. The Board of Directors focuses on and discusses with senior management key areas of risk in the Company’s business and corporate functions such as capital expenditures, capital management, information technology, cybersecurity, corporate debt and customer credit and collection issues at its regular meetings.

Risk Considerations in our Compensation Programs

The Compensation and Talent Management Committee oversees our compensation and employee benefit plans and practices, including our executive compensation program and equity-based long term incentive plan, and in doing so, annually reviews each to see that they do not encourage excessive risk taking. We believe that our compensation practices, which link a substantial portion of executive pay to the Company’s long-term performance through our annual and long term incentive plans, and require executives to meet minimum share ownership requirements, mitigate excessive risk taking. We also have a policy prohibiting employees from engaging in speculative transactions involving our common shares, including hedging or pledging transactions. For additional information on these policies, see “Anti-Hedging and Anti-Pledging Policy” below.

Succession Planning

The Board regularly reviews succession plans for the Chief Executive Officer and for other senior management positions. In assessing possible candidates for the Chief Executive Officer and other senior management positions, the Board identifies the key skills, experience and attributes it believes are required to be an effective senior leader in light of the Company’s business strategies, opportunities and challenges. In addition, the Board ensures that directors have substantial opportunities over the course of the year to engage with possible successor candidates.

Annual Board and Committee Evaluations

The Board conducts an evaluation of its performance and effectiveness on an annual basis. The purpose of the evaluation is to obtain the directors’ feedback on the Board’s performance and identify ways to enhance its effectiveness. As part of the evaluation, each director receives a written questionnaire developed by the Nominating and

Corporate Governance Committee to solicit input on the Board’s performance, effectiveness, composition, priorities and culture. The Chair of the Nominating and Corporate Governance Committee compiles the collective views and comments of the directors and then reports the results of the evaluation to the full Board.

In addition, the Chair of the Nominating and Corporate Governance Committee, working with the Chair of each committee, develops evaluation forms for each committee and conducts evaluations for each committee using the same process as the Board evaluation. The Chair of the Nominating and Corporate Governance Committee compiles the collective views and comments of the members of each committee and reports the results of the committee evaluations to the chairs of each committee and to the Board.

Corporate Governance and Related Matters

We are required to have a majority of independent directors on our Board of Directors and to have our Audit Committee, Compensation and Talent Management Committee and Nominating and Corporate Governance Committee be composed entirely of independent directors. The Board of Directors has adopted a formal policy to assist it in determining whether a director is independent in accordance with the applicable rules of the New York Stock Exchange. The Director Independence Standards are available on our corporate website at www.trtn.com. Applying these standards, our Board of Directors has determined that all directors other than Brian Sondey and Simon Vernon qualify as independent, and constitute a majority of our Board of Directors. The Board of Directors has adopted the Corporate Governance Principles and Guidelines which are available on our website at www.trtn.com.

Meetings of our Board of Directors and Committees

During 2018, our Board of Directors held six meetings. In 2018, each of the directors attended 75% or more of the aggregate of the total number of meetings of our Board of Directors and the total number of meetings held by all of the committees of our Board of Directors on which they served. Directors are expected to make every effort to attend all meetings of the Board of Directors and the committees on which they serve, and to attend the Annual Meeting of Shareholders.

The Board of Directors has an Audit Committee, Compensation and Talent Management Committee and Nominating and Corporate Governance Committee.

Audit Committee	Committee Roles and Responsibilities:

Members: Robert Alspaugh (Chair) Karen Austin Malcolm P. Baker Kenneth Hanau Committee Meetings in 2018: 4 Charter: The committee charter is available on our website at www.trtn.com.	The Committee assists the Board in:
	•	ensuring the integrity of the consolidated financial statements, the financial reporting process, the systems of internal accounting and the financial and disclosure controls and procedures
	•	engaging the independent registered accounting firm, and evaluating the firm’s qualifications, independence and performance and approving all fees
	•	evaluating compliance with legal and regulatory requirements and monitoring risk management and assessment processes
	•	overseeing the performance of the internal audit function

The Board has determined that Mr. Alspaugh qualifies as an “audit committee financial expert” as defined by the SEC and along with Ms. Austin, Mr. Baker and Mr. Hanau, is considered “financially literate” under NYSE rules. The Board has determined that each member of the Audit Committee is independent according to the Board’s Director Independence Standards. In addition, each is independent within the meaning of applicable SEC rules and the corporate governance rules of the NYSE.

Compensation and Talent Management Committee	Committee Roles and Responsibilities:

Members: David Coutler Claude Germain (Chair) John Hextall Committee Meetings in 2018: 2 Charter: The committee charter is available on our website at www.trtn.com.	The Committee assists the Board in:
•
determining and approving the compensation and incentive opportunities for our executive officers, and reviewing perquisites and other personal benefits of the Company’s executive officers and recommending any changes to the Board.

	•	approving the goals and objectives relevant to compensation of the CEO and other executive officers and evaluating the CEO’s and other executive officers’ performance in light of these goals
	•	reviewing and approving employment contracts, severance and incentive arrangements, and other similar agreements with executive officers
	•	reviewing compensation programs annually to evaluate whether incentive or other forms of compensation encourage unnecessary or excessive risk taking
	•	considering the results of the most recent shareholder advisory vote on the compensation of our Named Executive Officers
	•	reviewing, discussing and approving the Compensation Discussion and Analysis for inclusion in our Proxy Statement

In carrying out its duties, the Committee regularly consults with the full Board to review executive policies and decisions.

The Board has determined that each of the members of the Committee is independent according to the Board’s Director Independence Standards.

Nominating & Corporate Governance Committee	Committee Roles and Responsibilities:

Members: David Coutler Claude Germain Robert Rosner (Chair) Committee Meetings in 2018: 3 Charter: The committee charter is available on our website at www.trtn.com.	The Committee assists the Board in:
	•	identifying and recommending for election individuals who meet the criteria established for Board membership
	•	reviewing the Board committee structure and recommending to the Board the compositions of each committee
	•	establishing policies for considering shareholder nominees for election to the Board
	•	developing and recommending corporate governance guidelines
	•	developing and overseeing an annual self-evaluation process of the Board and its committees
	•	establishing the appropriate level of compensation for Board and Committee service by non-employee members of the Board

The Board has determined that each member of the Committee is independent according to the Board’s Director Independence Standards.

Executive Sessions

To promote open discussion among the non-executive directors, our non-executive directors meet occasionally in executive sessions without management participation. For purposes of such executive sessions, our “non-executive” directors are those directors who are not executive officers of Triton. In addition, to promote open discussion among the independent directors, our independent directors meet occasionally in executive session. The Board of Directors has designated Mr. Rosner as Lead Independent Director, who presides at such executive sessions.

Director Nomination Process

In evaluating a director candidate, the Nominating and Corporate Governance Committee considers factors that are in the best interests of Triton and its shareholders, including the knowledge, experience, integrity and judgment of each candidate; the potential contribution of each candidate to the diversity of backgrounds, gender, race, ethnicity, experience and competencies which our Board of Directors desires to have represented; each candidate’s ability to devote sufficient time and effort to his or her duties as a director; and any other criteria established by our Board of Directors and any core competencies or technical expertise necessary to staff committees.

The Nominating and Corporate Governance Committee will consider director candidates recommended by shareholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum qualifications set forth above, based on whether or not the candidate was recommended by a shareholder. Shareholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to our Board of Directors may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee, Triton International Limited c/o Estera Services (Bermuda) Limited at Canon’s Court, 22 Victoria Street, Hamilton HM12, Bermuda not before December 27, 2019 and not later than January 26, 2020 for the 2020 Annual General Meeting and otherwise in compliance with our Bye-Laws. Submission must include the full name, age, business address and residence address of the proposed nominee, a description of the proposed nominee’s principal occupation and business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director, the class and number of Triton shares that is owned beneficially or of record by the proposed nominee, the name and record address of such nominating shareholder, number of shares beneficially owned by such nominating shareholder, a description of all arrangements or understandings between such nominating shareholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such shareholder, a representation that the nominating shareholder intends to appear in person or by proxy at the 2020 Annual General Meeting to nominate the person(s) named in its written notice of recommendation and such other information as required by Regulation 14A under the Exchange Act. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

Pursuant to the shareholders agreements (the “Sponsor Shareholders Agreements”) between the Company and affiliates of Warburg Pincus LLC (and a related entity) (“Warburg Pincus”) and affiliates of Vestar Capital Partners, Inc. (“Vestar”, and collectively with Warburg Pincus, the “Sponsor Shareholders”), Warburg Pincus is entitled to nominate two, and Vestar is entitled to nominate one, of the nominees for election as directors of the Company. The director nomination rights of Warburg Pincus step down to one nominee in the event that Warburg Pincus and its permitted transferees (including Bharti Global Limited) beneficially own less than 50% but at least 20% of the common shares beneficially owned by Warburg Pincus as of the closing of the merger, and Warburg Pincus will cease to have any director nomination rights if it and its permitted transferees (including Bharti Global Limited) beneficially own less than 20% of the common shares beneficially owned by Warburg Pincus as of the closing of the merger. Vestar will cease to have any director nomination rights if it and its permitted transferees beneficially own less than one-third of the common shares beneficially owned by Vestar as of the closing of the merger. For so long as they have director nomination rights, Warburg Pincus and Vestar also have the right to have certain of their nominated and elected directors on the Nominating and Corporate Governance Committee and the Compensation and Talent Management Committee of the Board of Directors. Warburg Pincus and Vestar have the right to nominate replacements for their respective nominees, except to the extent their nomination rights step down as described above. The nomination of any such directors will be subject to the approval of the Nominating and Corporate Governance Committee and of the Board of Directors. All other director replacements will be nominated by the Nominating and Corporate Governance Committee. See “Certain Relationships and Related Party Transactions - Sponsor Shareholders Agreements.”

Term Limit Policy

Our Board has a director term limit policy. Under this policy, directors (other than any director who also serves as the Chief Executive Officer) will be subject to a maximum term limit of 12 years, unless an exemption is granted by the Board.

Code of Ethics

We have adopted a Code of Ethics which applies to all officers, directors and employees. The Code of Ethics is available on our corporate website at www.trtn.com. A written copy of the Code of Ethics may be obtained free of charge by sending a request in writing to Secretary, Triton International Limited c/o Estera Services (Bermuda) Limited, Canon’s Court, 22 Victoria Street, Hamilton HM12, Bermuda.

Additionally, we have adopted a Code of Ethics for Chief Executive and Senior Financial Officers (Chief Financial Officer and Controller). The Code of Ethics for Chief Executive and Senior Financial Officers is available on our corporate website at www.trtn.com. A written copy of the Code of Ethics for Chief Executive and Senior Financial Officers may be obtained free of charge by sending a request in writing to Secretary, Triton International Limited c/o Estera Services (Bermuda) Limited, Canon’s Court, 22 Victoria Street, Hamilton HM12, Bermuda.

If we make any substantive amendment to, or grant a waiver from, a provision of the Code of Ethics or the Code of Ethics for Chief Executive and Senior Financial Officers or persons performing similar functions, we will promptly disclose the nature of the amendment or waiver on our website at www.trtn.com.

Communications with Directors

Shareholders may communicate with our Board of Directors as a group, the non-executive directors as a group, the independent directors as a group, or an individual director directly by submitting a letter in a sealed envelope labeled accordingly. This letter should be placed in a larger envelope and mailed to Triton International Limited, c/o Estera Services (Bermuda) Limited, Canon’s Court, 22 Victoria Street, Hamilton HM12, Bermuda.

Compensation of Directors

The goal of our director compensation program is to attract, motivate and retain directors capable of making significant contributions to the long term success of our Company and our shareholders. The Nominating and Corporate Governance Committee working with the Compensation and Talent Management Committee is responsible for reviewing the compensation paid to our non-executive directors.

In 2018, an independent compensation consultant, Mercer, an operating unit of Marsh & McLennan & Companies, Inc., was engaged to assist in benchmarking the compensation for the directors of Triton. As part of this process, Mercer reviewed the compensation of directors of companies considered to be comparable to Triton. The analysis indicated that

Triton’s total director compensation is above the median of the identified peer companies with cash compensation below and equity compensation above the median. The Nominating and Corporate Governance Committee determined this was appropriate and reflected the Company’s desire to attract and retain Directors that have been leaders in their fields as well as the significant demands made by the Company on the Directors’ time.

Each of our non-executive directors receives an annual cash retainer for serving on the Board of Directors, an additional cash retainer for serving on one or more Committees, and an additional cash retainer if they serve as the Chair of a Committee. Mr. Rosner receives an additional cash retainer for serving as lead independent director. In addition, our non-executive directors are granted common shares annually. All of our directors are reimbursed for reasonable out-of-pocket expenses incurred in connection with their attendance at Board of Directors and Committee meetings.

Under the terms of the Triton International Limited 2016 Equity Incentive Plan (the “2016 Equity Incentive Plan”), the maximum number of common shares that may be granted in any one fiscal year to any non-executive director, taken together with any cash retainer fees paid to such non-executive director during such fiscal year, may not exceed $500,000 in total value. The Nominating and Corporate Governance Committee believes that these restrictions represent meaningful limits on the total annual compensation payable to our non-executive directors.

The following table sets forth information regarding the compensation earned by our non-executive directors in 2018. For the compensation paid to Mr. Sondey, please see the Summary Compensation Table for 2018. Simon Vernon retired as President of the Company on February 28, 2018 and continued as a member of the Board of Directors. In accordance with SEC guidance all of his compensation, including his compensation for serving as a director, is set forth in the 2018 Summary Compensation Table.

DIRECTOR COMPENSATION TABLE FOR 2018

Name	Fees Earned or Paid in Cash ($)(1)	Common Shares Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Robert W. Alspaugh	90,000	156,543	—	246,543
Malcolm P. Baker	75,000	156,543	—	231,543
David A. Coulter	85,000	156,543	—	241,543
Claude Germain	95,000	156,543	—	251,543
Kenneth Hanau	75,000	156,543	—	231,543
John S. Hextall	75,000	156,543	—	231,543
Robert L. Rosner(4)	95,000	156,543	—	251,543
(1)	Each of our non-executive directors receive a $60,000 base annual retainer, a $15,000 annual fee for serving on one Committee, an additional $10,000 annual fee for serving on a second Committee, an additional $10,000 annual fee for serving as the Chair of a Committee, except that the Chair of the Audit Committee receives an additional $15,000 annual fee for serving as Chair, and the lead independent director receives an additional $10,000 annual fee. The annual retainer and annual fees are paid quarterly.
(2)	On May 2, 2018, non-executive directors were each granted 4,915 common shares. These common shares were fully vested upon grant and had a grant date value of $156,543 ($31.85 per share). For discussion regarding the assumptions used in valuing these Common Share grants, please refer to Note 9 to the 2018 Consolidated Financial Statements in the Company’s Form 10-K filed on February 19, 2019. There were no outstanding unexercised options or unvested share awards held by our non-executive directors as of December 31, 2018.
(3)	No other compensation was paid to our non-executive directors for 2018.
(4)	Fees and Common Share grants were paid on Mr. Rosner’s behalf to Vestar Capital Partners LLC.

Director Share Ownership Guidelines

Directors are required to maintain ownership of Company common shares with a market value equal to three times the base annual retainer received by the director. If at any time a director is not in compliance with these guidelines, the director will be required to retain 100 percent of the net (after taxes) of common shares received. All directors are in compliance with the guidelines except Karen Austin, who was just appointed to the Board of Directors in January 2019. Mr. Rosner, as Co-President of Vestar Capital Partners LLC the Company’s largest shareholder, has his director share grants and compensation paid to Vestar.

PROPOSAL 2
 ADVISORY VOTE ON THE COMPENSATION
OF NAMED EXECUTIVE OFFICERS

In accordance with Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or “Dodd-Frank Act,” and the rules of the Securities and Exchange Commission, Triton is providing shareholders with the opportunity to cast an advisory vote on the compensation of its Named Executive Officers as disclosed in this Proxy Statement. This proposal, which is commonly known as a “say-on-pay” proposal, provides shareholders with the opportunity to cast non-binding, advisory votes on the compensation of our Named Executive Officers. Based on the results of the May 10, 2017 shareholder vote on the frequency of holding the advisory vote on the compensation of our Named Executive Officers, and consistent with our recommendation, our Board of Directors has determined that Triton will hold an advisory vote on executive compensation every year.

As described in the Compensation Discussion and Analysis section of this Proxy Statement, Triton seeks to provide its senior executives with compensation packages that fairly reward the executives for their contributions to the Company and allows Triton to recruit and retain high quality individuals. Triton seeks to structure its compensation plans so that they are straightforward for the executives and shareholders to understand and value, and relatively easy for the Company to administer. Triton links a portion of overall compensation to near-term and long-term measures of performance to motivate senior executives and align their interests with those of our shareholders.

The purpose of this proposal is to provide an advisory vote on the overall compensation of the Company’s Named Executive Officers. Accordingly, the Board of Directors will request that the Company’s shareholders vote on the following resolution at the 2019 Annual Meeting of Shareholders:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission in the Company’s Proxy Statement for the 2019 Annual Meeting of Shareholders, including in the Compensation Discussion and Analysis, the compensation tables and other related disclosures of the Company’s Proxy Statement.”

While the advisory vote we are asking you to cast is not binding on the Company, the Board of Directors values the opinions of our shareholders regarding the compensation of Triton’s Named Executive Officers. Your advisory vote will serve as an additional tool to guide the Board of Directors and Compensation and Talent Management Committee in the alignment of Triton’s executive compensation programs with the interests of the Company and our shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT.

COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion and analysis describes the material elements of our compensation program for our Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers (the “Current Named Executive Officers”) who were:

•	Brian M. Sondey	Chairman, Chief Executive Officer
•	John Burns	Senior Vice President and Chief Financial Officer
•	John F. O’Callaghan	Executive Vice President, Global Head of Field Marketing and Operations
•	Kevin Valentine	Senior Vice President, Triton Container Sales
•	Marc Pearlin	Senior Vice President, General Counsel
•	Simon R. Vernon	Former President*

* Mr. Vernon retired, effective February 28, 2018.

EXECUTIVE SUMMARY

2018 Business Overview

Triton is the world's largest lessor of intermodal containers. Intermodal containers are large, standardized steel boxes used to transport freight by ship, rail or truck. Because of the handling efficiencies they provide, intermodal containers are the primary means by which many goods and materials are shipped internationally. We also lease chassis, which are used for the transportation of containers.

Our consolidated operations include the acquisition, leasing, re-leasing and subsequent sale of multiple types of intermodal containers and chassis. As of December 31, 2018, our total fleet consisted of 3,714,103 containers and chassis, representing 6,166,458 twenty-foot equivalent units ("TEU") or 7,595,948 cost equivalent units ("CEU"). We have an extensive global presence, offering leasing service through 23 offices in 16 countries and approximately 400 third-party container depot facilities in approximately 45 countries as of December 31, 2018. Our primary customers include the world's largest container shipping lines.

Triton achieved outstanding results in 2018 and we exceeded all of our primary financial targets. Demand for our containers was supported by several factors, including solid trade growth, an increased preference for leasing relative to direct container purchases by our shipping line customers, and a strong leasing share for Triton. Triton took advantage of the favorable market and our strong position to drive high container utilization, solid growth in our container fleet and excellent financial performance. Our Adjusted net income in 2018 was $363 million, an increase of 71% from 2017. Our Adjusted return on equity was 16.7% in 2018, an increase from 11.8% in 2017, and we grew the net book value of our revenue earning assets by 8.8% in 2018. The table below summarizes our financial performance against the targets established by our Board of Directors as part of our annual incentive plan.

Annual Incentive Plan Financial Performance Targets and Results

Consolidated financial performance	Weighting	Threshold	Target	Maximum	Actual(1)
Adjusted net income	60%	$250 million	$295 million	$345 million	$363 million
Adjusted return on equity	20%	11.0%	13.5%	16.0%	16.7%
Growth in revenue earning assets	20%	0.0%	5.0%	10.0%	8.8%
(1)	See Reconciliation of Non-GAAP Financial Measures on page A-1.

Compensation Objectives and Philosophy

We seek to provide our senior executives with compensation packages that fairly reward the executives for their contributions to the Company and allow the Company to recruit and retain high quality individuals. In addition, we seek to structure our compensation plans so that they are straightforward for our senior executives and our shareholders to understand and value, and relatively easy for the Company to administer. We link a substantial portion of overall compensation to short-term and long-term measures of performance to motivate our senior executives and align their interests with those of our shareholders.

We believe that our compensation policies and practices do not promote excessive risk taking and therefore are not reasonably likely to have a material adverse effect on the Company. As described above under “Risk Management”, the Board of Directors has oversight responsibility with respect to risk management. The Compensation and Talent Management Committee oversees our compensation and employee benefit plans and practices, including our executive compensation program and equity-based long term incentive grant plan, and in doing so, reviews each annually to see that they do not encourage excessive risk taking. We believe that our compensation practices, which link a substantial portion of executive pay to the Company’s long-term performance through our annual and long term incentive plans, and require executives to meet minimum share ownership requirements, mitigate excessive risk taking. We also have a policy prohibiting employees from engaging in speculative transactions involving our common shares, including hedging or pledging transactions. For additional information on these policies, see “Anti-Hedging and Anti-Pledging Policy” below.

Executive Compensation Practices

What We Do		What We Don’t Do
☑	Link a substantial portion of executive pay to Company performance through our annual and long-term incentive plans	☒	We do not provide single-trigger change-in-control provisions

☑	Compare executive compensation and Company performance to relevant peer group companies	☒	We do not implement pay policies or practices that pose material adverse risk to the Company

☑	Require executives and directors to meet minimum share ownership requirements	☒	We do not allow any hedging or pledging of equity holdings by executives or directors

☑	Subject executive incentive compensation to a Clawback policy	☒	We do not provide tax gross-ups

☑	Provide only limited perquisites	☒	We do not pay dividends on unvested share awards; dividends are accrued and paid only if the underlying share awards vest
☑	Hold an annual “Say-on-Pay” vote

Consideration of Say-On-Pay Vote

Our shareholders are being provided with an opportunity at the Annual Meeting to cast an advisory vote on the 2018 compensation of our Named Executive Officers. At our 2018 annual meeting of shareholders, 98.1% of votes cast were in support of the 2017 compensation of our Named Executive Officers. Although the outcome of such vote will not be binding on us, we value the input from our shareholders on our executive compensation programs. The Compensation Committee considered the shareholder vote in establishing our executive compensation program.

Elements of Our Executive Compensation Programs

The following table sets forth information about each pay element and its objectives and key features:

Incentive Type	Element	Objectives
Fixed	Base salary	Ensure competitive salaries to attract and retain key executives
Performance Based	Annual cash-based incentive compensation	Reward executives for annual Company and individual performance
Performance Based	Long-term incentive compensation	Align executive and shareholder interests by linking long-term compensation with shareholder value creation

2018 Target Compensation Mix for CEO and other Current NEO’s

Summary of the Current Named Executive Officers’ Actual 2018 Compensation

Name	Base Salary	Annual Cash Incentive	LTIC	Other	Total
Brian M. Sondey	$900,000	$1,548,000	$2,006,536	$18,791	$4,473,327
John Burns	$440,000	$427,680	$444,364	$15,915	$1,327,959
John O’Callaghan(1)	$425,973	$414,045	$382,267	$39,313	$1,261,598
Kevin Valentine	$355,000	$419,610	$358,339	$14,542	$1,147,491
Marc Pearlin	$337,500	$198,450	$238,917	$16,229	$791,096
(1)	Mr. O’Callaghan Base Salary, Annual Cash Incentive and Other amounts shown in the table use a conversion rate of USD 1.2764 to GBP 1.0.

DETAILED COMPENSATION DISCUSSION AND ANALYSIS

Roles and Responsibilities

The Compensation and Talent Management Committee (“Compensation Committee”) is comprised of three independent directors: Claude Germain (Chair), David Coulter and John Hextall. In accordance with its written charter, the Compensation Committee is responsible for establishing and overseeing our compensation and benefit philosophies, plans and practices, including our executive annual base salary amounts, annual incentive compensation program and equity-based compensation plan.

The Compensation Committee evaluates annually the performance of the Chief Executive Officer and all other executive officers in light of the goals and objectives of the Company’s executive compensation plans and determines and approves the Chief Executive Officer’s and other executive officers’ compensation levels based on this evaluation. The Compensation Committee has the authority under its charter to retain compensation consultants to assist it in setting executive compensation.

In establishing annual executive compensation, the Compensation Committee utilizes the following:

•	executive compensation history;
•	comparable company performance and compensation; and
•	executive and Company performance relative to established targets.

Elements of Compensation

Our executive compensation program in 2018 consisted of the following principal elements:

•	base salary;
•	annual cash-based incentive compensation based on the achievement of individual and Company performance goals;
•	equity-based long-term compensation; and
•	employee benefits.

Base Salary

The Compensation Committee believes that competitive base salaries are necessary to attract and retain managerial talent. Base salaries are set at levels considered to be appropriate for the scope of the job function, the level of responsibility of the individual, the skills and qualifications of the individual, and the amount of time spent in the position. Base salaries are also evaluated relative to the amounts paid to executive officers with similar qualifications, experience and responsibilities at the peer group companies.

Our Compensation Committee reviews the performance and sets the salary for our Chief Executive Officer on an annual basis. As part of this process, our Chief Executive Officer makes salary recommendations to the Committee concerning our other Named Executive Officers, and the Compensation Committee reviews these recommendations and may approve or change the salary amounts for our other Named Executive Officers based on these recommendations.

The following is a summary of our Named Executive Officers’ base salaries for 2018:

Summary of the Current Named Executive Officers' Base Salaries

Name	2018 Base Salary	2017 Base Salary Rate	Increase to Base Salary
Brian M. Sondey	$900,000	$800,000	12.5%
John Burns	$440,000	$425,000	3.5%
John F. O’Callaghan(1)	£333,730	£290,200	15.0%
Kevin Valentine	$355,000	$330,000	7.6%
Marc Pearlin	$337,500	$325,500	3.7%

(1)	Salary shown in local GBP.

Annual Cash-Based Incentive Compensation

Our executive compensation program provides for annual incentive compensation in order to tie a portion of our Named Executive Officers’ compensation to our short-term performance.

2018 Annual Cash-Based Incentive Plan

The Compensation Committee established a 2018 annual incentive plan that covered all Triton executives, including our Named Executive Officers. The Compensation Committee established the target incentive compensation amount and target incentive compensation range for the Chief Executive Officer. The Chief Executive Officer made target incentive compensation recommendations to the Compensation Committee for the other Named Executive Officers, and the Compensation Committee reviewed the Chief Executive Officer’s recommendations and approved the recommendations after discussion and refinements. Targets were set at levels considered appropriate for the job function and skills of each individual, and to reflect the individual’s ability to impact Company performance. Targets were also evaluated relative to peer group levels, and generally referenced to benchmark data. Under the plan, incentive compensation targets and ranges are expressed as a percentage of base salary, as set forth in the table below.

Annual Incentive Award Opportunity and Results for Current Named Executive Officers

Name	Target (% of Salary)	Range (% of Salary)	Actual (% of Salary)
Brian M. Sondey	100	0 - 200	172
John Burns	60	0 - 120	97
John O’Callaghan	60	0 - 120	97
Kevin Valentine	60	0 - 120	118
Marc Pearlin	40	0 - 80	59

Payout calculations under the 2018 plan were based 50% on Triton’s 2018 consolidated financial performance and based 50% on individual performance. The financial performance element of the plan included three financial measures: Adjusted net income (60% weighting), return on equity (20% weighting) and growth in revenue earning assets (20% weighting). For Named Executive Officers, the individual performance payout was driven by the Company’s success in three critical areas: marketing and container fleet performance (45% weighting), capital management and corporate structuring (35% weighting), and finalization of post-merger organizational form (20% weighting). The actual payout under the Company financial performance and individual performance elements of the plan could range from 0% to 200% based on actual performance compared to target levels, and the Compensation Committee could also use a subjective assessment of the perceived strength and importance of the contribution of each of the executive officers to increase or decrease the calculated payout levels. All annual incentive awards earned by our Named Executive Officers are subject to our Clawback Policy.

Annual Incentive Plan Company Financial Performance Targets and Results

Consolidated financial performance	Weighting	Threshold	Target	Maximum	Actual(1)
Adjusted net income	60%	$250 million	$295 million	$345 million	$363 million
Adjusted return on equity	20%	11.0%	13.5%	16.0%	16.7%
Growth in revenue earning assets	20%	0.0%	5.0%	10.0%	8.8%

(1)	See Reconciliation of Non-GAAP Financial Measures on page A-1.

Annual Incentive Plan Individual Performance Targets and Results for Named Executive Officers.

Individual Performance Critical Area	Weighting	Target Objective		Actual Result
Marketing and Container Fleet Performance	45%
		•	Achieve 96% average Utilization for 2018	•	Exceeded – average utilization 98.6% in 2018
		•	Win 25% of new build leasing share	•	Exceeded – Estimate new lease share above 25% in 2018
		•	Realize average dry container sale prices at residual values or better	•	Exceeded – Average dry sales prices 30% above residual values in 2018
		•	Reduce end-of-lease volatility	•	Achieved – Average initial lease duration for new containers approx. 7 yrs. in 2018
		•	Extend a large portion of expired leases	•	Not Achieved – unable to extend a number of large expirations on acceptable terms in 2018
Corporate Structure and Capital Management	35%	•	Implement corporate structure enhancements	•	Achieved – Completed corporate structuring, funding, and assets transfers in 2018
		•	Complete meaningful financings with new sources/structures	•	Not Achieved - Did not utilize new sources but financing programs very successful overall
		•	Make significant progress streamlining financial structure	•	Not Achieved
New Organization in Final Form	20%	•	New organization structure functioning smoothly	•	Achieved – all internal and external processes functioning smoothly and more efficiently
		•	Fully implement organizational changes	•	Achieved – all planned merger related organizational changes implemented
		•	Achieve $40 million run rate savings by end of Q1 2018	•	Mostly achieved Shortfall of $2 -$3 Million expected to be achieved in 2019

Long-Term Equity Compensation

We utilize long-term equity compensation for key employees, including our Named Executive Officers, to align their compensation with the growth of long-term value for our shareholders, to motivate them to achieve long-range goals and to retain their services over the vesting period. The Compensation Committee administers our long-term equity compensation plans and determines the individuals eligible to receive awards, the types of awards, the number of common shares subject to the awards, the price and timing of awards, and the other terms, conditions, performance criteria and restrictions on the awards. Currently, the Company utilizes restricted common share grants as its long term incentive compensation awards.

In determining the number of awards, the Compensation Committee considered individual performance, the importance of each executive officer to the Company’s success, each executive officer’s relative experience and future leadership potential and how the executive officer’s total and long-term equity-linked compensation compared to levels at our selected peer companies.

Shares granted under the 2016 Equity Incentive Plan have a 3 year cliff vesting period, with 50% of the shares contingent on the executive’s continued employment with the Company through the vesting date, and 50% contingent on the executive’s continued employment with the Company through the vesting date as well as the Company’s total shareholder return (“TSR”) over the three-year performance period versus the TSR over the same period of the following peer companies:

•	United Rentals	•	Aircastle
•	Hub Group	•	Forward Air
•	Matson	•	Mobile Mini
•	GATX	•	Textainer Group Holdings
•	H&E Equipment Services	•	CAI International, Inc.
•	Air Lease Corp.

Calculation of Performance Share Award Grants for Shares Granted in 2018 under the 2016 Equity Incentive Plan:

•	The TSR of each peer company over the three-year performance period will be calculated and ranked, provided that Textainer will be included on the list three times and CAI will be included on the list twice, as they are direct competitors of the Company and provide a common basis for comparison.
•	If the Company’s TSR over the three-year performance period is in the bottom one-third of the list of peer companies, 50% of the target performance based restricted shares will vest.
•	If the Company’s TSR over the three-year performance period is in the middle one-third of the list, 100% of the target performance based restricted shares will vest.
•	If the Company’s TSR over the three-year performance period is in the top one-third of the list, 150% of the target performance based restricted shares will vest.

Using December 31, 2018 as the measurement date, the maximum number of performance shares would have been achieved.

Long-term incentive awards earned by our Named Executive Officers are subject to our Clawback Policy.

The following table lists the restricted share grants to the Named Executive Officers in 2018:

Current Named Executive Officers’ 2018 Share Grants

		Time Based	Time and Performance Based
Name	Vesting Date		Minimum	Target	Maximum
Brian M. Sondey	January 1, 2021	27,337	13,668	27,337	41,005
John Burns	January 1, 2021	6,054	3,027	6,054	9,081
John F. O’Callaghan	January 1, 2021	5,208	2,604	5,208	7,812
Kevin Valentine	January 1, 2021	4,882	2,441	4,882	7,323
Marc Pearlin	January 1, 2021	3,255	1,627	3,255	4,882

Executive Share Ownership Guidelines

The Company adopted share ownership guidelines to help achieve our compensation objective of linking the interests of our executives to those of our shareholders. The guidelines provide that each Named Executive Officer must maintain ownership of a number of Company shares with a market value equal to the specified multiple of the executive’s base salary as shown in the table below:

Name	Stock Ownership Target as a Multiple of Salary	In Compliance Yes/No
Brian M. Sondey	6	Yes
John Burns	3	Yes
John F. O’Callaghan	2	Yes
Kevin Valentine	2	Yes
Marc Pearlin	2	Yes

Ownership that counts for the guidelines includes common shares, unvested time-based restricted shares or restricted share units, unvested, time-based share options or share appreciation rights, unvested performance-based share appreciation rights, and shares or units held by a Named Executive Officer in any deferral plan. For restricted share grants and other grants that are both time-based and performance-based, the minimum amount of shares that will be awarded under the grant count towards the ownership guidelines.

All of our Named Executive Officers met their required ownership levels as of the date the share ownership guidelines were adopted. If at any time a Named Executive Officer is not in compliance with these guidelines, the Named Executive Officer will be required to retain 50 percent of the net (after taxes) shares received upon the exercise of any share options or share appreciation rights and/or upon the vesting of any restricted shares or restricted share units until the guideline ownership levels have been reached.

2019 Target Compensation

For 2019, the Compensation Committee established new target compensation levels under our executive compensation programs for the Chief Executive Officer and the Chief Financial Officer as summarized in the table below. Actual amounts paid in respect of 2019 may differ from the target amounts shown due to above or below target level payouts under the annual cash-based incentive plan and the long-term equity compensation plan.

Name	2019 Base Salary	2019 Target Annual Cash-Based Incentive	2019 Target Share Grant Value	2019 Total Target Compensation
Brian M. Sondey	$930,000	$930,000	$2,250,000	$4,110,000
John Burns	$455,000	$273,000	$475,000	$1,203,000

Clawback Policy

The Company has a Clawback policy to encourage sound risk management and accountability. The Clawback policy provides that performance based compensation awarded to or earned by our executive officers may be required to be forfeited or repaid to the Company in the event of a restatement of the Company’s financial statements. Compensation subject to recovery includes the excess amounts of performance based compensation awarded or paid to the executive due to the misstated financial results, and covers awards for the three-year period preceding the date of the financial restatement. The Compensation and Talent Management Committee administers and makes determinations under the Clawback policy.

Benchmarking

The Company retained Mercer, an operating unit of Marsh & McLennan & Companies, Inc., to provide advice and recommendations to the Compensation Committee with respect to the Company’s executive and director compensation programs.

Mercer assessed the overall target and actual compensation levels and analyzed the mix of base salary, annual incentive compensation and long-term and equity-linked compensation of the named executive officers at a select group of peer companies. The Compensation Committee did not specifically link the target or actual compensation levels of our Named Executive Officers to those at the selected peer companies, but rather used the peer analysis as a point of reference when determining appropriate overall compensation levels and mix of compensation for our Named Executive Officers. Mercer also provided survey information about overall compensation and the mix of compensation at a wider range of businesses. The Compensation Committee used this survey data as an additional point of reference.

The benchmarking analysis indicated the total direct compensation (i.e., base salary plus target annual bonus plus long term incentive compensation) for the CEO was slightly above the peer group median, mainly due to higher than median long-term equity compensation. The total compensation of the remaining Named Executive Officers was below the market median of the selected peer group.

The Compensation Committee also evaluated the Company’s financial performance relative to the financial performance of the selected peer companies. The Committee concluded that the one and three year financial performance of the Company was in the upper end of the peer group range.

The peer group companies used by Mercer in the 2018 benchmarking survey were:

•	Aircastle Limited	•	Hub Group
•	Air Lease Corp.	•	Matson
•	Atlas Air Worldwide Holdings	•	Mobile Mini
•	Forward Air	•	Werner Enterprise Holdings
•	GATX	•	H&E Equipment Services
•	Herc Holdings Inc

Mercer selected companies for use in the peer group that operate in similar or adjacent industries, such as the leasing of transportation and other equipment, shipping, freight forwarding, and trucking that are similar to Triton in terms of revenue, asset size and market capitalization (in millions). The Company’s two public container leasing company peers, Textainer Group Holdings Limited (“Textainer”) and CAI International, Inc. (“CAI”), were excluded from the pay peer group. Textainer was excluded because, as a foreign private issuer, it is not required to file a definitive proxy statement but rather includes high-level summary compensation information in its annual report on Form 20-F; accordingly, the compensation details provided are not specific enough to be used in the peer group analysis. CAI’s revenue and market capitalization figures range from 20% to 35% of the corresponding metrics of the Company, and therefore CAI was considered to be too small to be included in the pay peer group. The following tables summarize the key financial and performance metrics of the pay peer group:

	Revenue (Year Ended 12/31/2018)	Total Assets (As of 12/31/2018)	Market Capitalization (As of 12/31/2018)
	(millions)	(millions)	(millions)
33rd Percentile	$1,339	$2,054	$1,291
Median	$1,520	$3,099	$1,393
66th Percentile	$2,020	$6,076	$1,753
Triton International Limited	$1,350	$10,271	$2,512
	Hub Group	H&E	Atlas Air	Werner Ent	Matson	Herc Holdings	Air Lease	GATX	Forward Air	Air Castle Lim	Mobil Mini	Triton(1)	Median	Triton Rank
Net Income 2018 (millions)	$98	$77	$271	$168	$109	$82	$511	$211	$91	$246	$(8)	$363	$139	2/12
3 Yr Net Income Growth	9%	27%	85%	29%	10%	(261)%	11%	(6)%	49%	18%	(155)%	66%	14%	2/12
1 Year Total Return	(24.7)%	(45.9)%	(27.2)%	(23.3)%	6.2%	(59.0)%	(36.4)%	13.3%	(4.0)%	(22.0)%	(6.4)%	(15.7)%	(22.6)%	5/12
3 Year Total Return	12.5%	35.6%	2.1%	29.9%	(19.6)%	(24.7)%	(7.5)%	81.4%	31.9%	(4.3)%	10.5%	156.2%	11.5%	1/12
1 Year ROE	11.2%	32.4%	14.0%	13.7%	15.2%	15.4%	11.4%	11.8%	16.8%	12.6%	(1.0)%	16.7%	13.9%	3/12
3 Year ROE	10.3%	27.5%	7.5%	10.0%	15.2%	(1.0)%	11.0%	14.1%	12.1%	9.4%	3.6%	9.8%	10.1%	8/12
(1)	Triton’s 3 year metrics reflect combined financial information for TCIL and TAL prior to the merger in order to show overall growth results.

Employee Benefits

We provide health and welfare benefits to our employees, including all of our Named Executive Officers. For our U.S. based Named Executive Officers, we provide a defined contribution 401(k) plan with a 100% Company matching contribution up to $6,000, subject to IRS regulations and plan contribution limits. For Mr. O’Callaghan, we provide a UK stakeholder pension scheme with a 100% Company matching contribution on up to 5% of the employee’s annual salary subject to HMRC’s regulations and plan contribution limits. All of our Named Executive Officers also receive a car allowance.

Deferred Compensation Plan

We do not offer a deferred compensation plan to our Named Executive Officers.

Pension Plan

We do not offer a defined benefit pension plan to our Named Executive Officers.

Change of Control

Unvested share grants do not vest solely upon a Change in Control (as defined in the 2016 Equity Incentive Plan). All of our unvested restricted common shares provide that the awards shall vest (with any applicable performance conditions deemed to be fully achieved) if, within two years following a Change in Control, the recipient experiences a qualifying termination of employment. Otherwise, we have no individual change of control agreements with any of our Named Executive Officers.

Employment Agreement with Mr. Sondey

In November 2004, TAL entered into an employment agreement with Mr. Sondey in order to retain Mr. Sondey’s services as TAL’s Chief Executive Officer. The employment agreement was assumed by the Company in connection with the closing of the merger. The employment agreement currently provides for automatically renewing successive one-year terms subject to at least 90 days’ advance notice by either party of a decision not to renew the employment agreement. Mr. Sondey’s base salary for 2018 was $900,000 and under the terms of the employment agreement, is increased annually to reflect his performance and increases in the consumer price index. Mr. Sondey is also entitled to certain perquisites, as well as other benefits that are provided to other employees, which include health and disability insurance and paid vacations. Mr. Sondey is entitled to severance pay if his employment is terminated by us without cause (as defined in the employment agreement), if he terminates his employment for good reason (as defined in the employment agreement) or if he dies or becomes disabled. Upon a termination without cause or for good reason, Mr. Sondey is entitled to severance pay equal to his base salary and incentive compensation for 18 months. Upon a termination due to death or disability, Mr. Sondey is entitled to severance pay equal to his base salary and incentive compensation for one year plus a pro-rated portion of the bonus (based on the period from the beginning of the year through the date of termination) that he would have been entitled to receive had his employment not terminated. Upon termination of Mr. Sondey’s employment for any reason or no reason, subject to our election to continue to pay to Mr. Sondey his base salary for a one-year period following such termination, unless such termination is for cause, Mr. Sondey will be restricted from competing with us for a period of one year following such termination.

Non-Compete Agreements

We have not entered into employment agreements with any of our other Named Executive Officers. However, all of our Named Executive Officers are bound by non-compete agreements, which provide that upon the termination of a Named Executive Officer’s employment for any reason or no reason, subject to our election to continue to pay to that Named Executive Officer his base salary for a one year period following such termination, unless such termination is for cause, the Named Executive Officer will be restricted from competing with us for a period of one year following such termination. Under the non-compete agreements, our Named Executive Officers are also prohibited from disclosing any of our confidential information.

Employee Severance Plan

The Employee Severance Plan provides benefits to all eligible employees upon a termination of employment by the Company without cause or by the participant for good reason (each as defined in the Employee Severance Plan), subject to the participant’s execution of a release of claims in connection with his or her termination of employment.

These severance benefits consist of: (1) for those employees with less than 3 completed years of service, a base amount of 4 weeks of pay plus 1 additional week of pay for each completed year of service, and for those employees with 3 or more completed years of service, a base amount of 8 weeks of pay plus 1 additional week of pay for each completed year of service, with a maximum award of 32 weeks of pay; (2) Company-provided outplacement services; and (3) payment by the Company of the Company portion of COBRA premiums for Company sponsored group health benefits for a period of up to 6 months (or, if earlier, until the date on which the participant becomes eligible for coverage under another employer-provided plan). For purposes of the Employee Severance Plan, a week of pay is calculated by dividing the eligible employee’s annual base salary plus bonus target by 52.

Anti-Hedging and Anti-Pledging Policy

Hedging and similar monetization transactions by a director or an executive officer can lead to a misalignment between the objectives of that director or executive officer and the objectives of our shareholders. The Company has a policy prohibiting employees, including officers, and directors from engaging in speculative transactions involving Company shares, including purchasing Company shares on margin, pledging Company shares to secure a loan, trading in options on the Company’s shares, or short sales of Company shares.

Tax Deductibility of Compensation

Internal Revenue Code Section 162(m) imposes a limit of $1 million per year on the amount of compensation paid to certain executive officers that a company may deduct for any single taxable year. Historically, the deduction limitation did not apply to “qualified performance based compensation” within the meaning of Section 162(m).

However, on December 22, 2017, the U.S. enacted the Tax Cuts and Jobs Act (the “Act”) which made significant changes to Section 162(m) that are generally effective for compensation paid in taxable years beginning after December 31, 2017. The Act eliminates the historic exception for qualified performance-based compensation. In addition, the Act provides that the deduction limitation will apply to an individual who served as the CEO or CFO at any time during the taxable year or one of the three highest compensated officers (other than the CEO or CFO) for the taxable year (collectively, the “covered employees”). Once an individual is a covered employee for a taxable year beginning after December 31, 2016, the individual is considered a covered employee for all future years, including after termination of employment and even after death. As a result, we expect that compensation paid to our Named Executive Officers in excess of $1 million generally will not be deductible.

Compensation and Talent Management Committee Interlocks and Insider Participation

The Board of Directors has established a Compensation and Talent Management Committee, consisting of Messrs. Germain, Coulter and Hextall. No members of the Compensation and Talent Management Committee are officers, employees or former officers of the Company. No executive officer of the Company served as a member of the compensation committee (or other committee performing equivalent functions) or board of directors of another entity, one of whose executive officers served on the Compensation and Talent Management Committee or as a director of the Company.

REPORT OF THE COMPENSATION AND TALENT MANAGEMENT COMMITTEE

The Compensation and Talent Management Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation and Talent Management Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION AND TALENT MANAGEMENT COMMITTEE
Claude Germain, Chair
David A. Coulter
John S. Hextall

EXECUTIVE COMPENSATION TABLES

2018 SUMMARY COMPENSATION TABLE

The following table summarizes the compensation of our Named Executive Officers for the fiscal years ended December 31, 2018, 2017 and 2016 fiscal years.

Name	Year	Salary (1)	Bonus (2)	Share Awards (3)(4)(5)	Non-Equity IC(6)	All Other Compensation(7)	Total
Brian M. Sondey	2018	$900,000	$—	$2,006,536	$1,548,000	$18,791	$4,473,327
	2017	$800,000	$362,500	$—	$1,500,000	$15,988	$2,678,488
	2016	$361,923	$—	$2,159,569	$850,020	$4,091	$3,375,603

John Burns	2018	$440,000	$—	$444,364	$427,680	$15,915	$1,327,959
	2017	$425,000	$187,500	$—	$427,125	$15,830	$1,055,455
	2016	$191,038	$—	$607,375	$226,163	$5,324	$1,029,900

John F. O’Callaghan(9)	2018	$425,973	$—	$382,267	$414,045	39,313	$1,261,598
	2017	$392,497	$—	$195,935	$412,120	$41,453	$1,042,004
	2016	$351,464	$—	$522,957	$227,584	$33,757	$1,135,762

Kevin Valentine	2018	$355,000	$—	$358,339	$419,610	$14,542	$1,147,491
	2017	$330,000	$147,500	$—	$346,500	$14,466	$838,466
	2016	$148,946	$—	$458,907	$186,323	$3,831	$798,007

Marc Pearlin	2018	$337,500	$—	$238,917	$198,450	$16,229	$791,096

Simon R. Vernon(8)(9)	2018	$88,284	$—	$156,543	$125,867	$3,314,584	$3,685,278
	2017	$561,288	$—	$—	$982,253	$31,451	$1,574,992
	2016	$470,422	$529,528	$1,305,806	$285,472	$42,710	$2,633,938
(1)	Pursuant to SEC guidance, amounts in this column for 2016 for Messrs. Sondey, Burns and Valentine (who were previously Named Executive Officers of TAL) only reflect their salaries paid by the Company for periods after the closing of the merger of TCIL and TAL. For the full year 2016 (including amounts paid by TAL prior to the closing of the merger), Mr. Sondey’s salary was $765,769, and his all other compensation was $17,007; Mr. Burns’ salary was $401,038, and his all other compensation was $17,607; and Mr. Valentine’s salary was $314,254, and his all other compensation was $16,355. Pursuant to SEC guidance, amounts for 2016 for Messrs. Vernon and O’Callaghan (who were previously executive officers of TCIL) reflect their salaries paid for the full year 2016, including amounts paid by TCIL prior to the closing of the merger.
(2)	The amount in this column represents the one-time payment received under the TAL Executive Retention Bonus Plan by Mr. Sondey, Mr. Burns and Mr. Valentine in 2017 and the discretionary bonus that Mr. Vernon received in 2016.
(3)	The Company granted restricted shares to all of the Named Executive Officers in September 2016 which were intended to provide long-term compensation and incentivize performance for both the post-merger period in 2016 and the full year of 2017.
(4)	Pursuant to SEC guidance, the share award values shown in this column represent the grant date fair value of the time-based and performance-based restricted common shares granted by the Company as calculated in accordance with FASB ASC 718 - “Compensation - Stock Compensation”. For further discussion regarding the assumptions used in valuing these share awards, please refer to Note 9 in the 2018 Consolidated Financial Statements in the Company’s Form 10-K filed on February 19, 2019.
(5)	The grant date fair value of the performance-based restricted common shares reported in this column assumes that these awards will be earned at the target level of performance. If the maximum level of performance had been assumed, the grant date fair value of the time vested common shares granted and the performance-based restricted common shares granted to our Named Executive Officers would have been as follows: In 2018, Mr. Sondey: $2,508,151; Mr. Burns: $555,455; Mr. O’Callaghan: $447,834; Mr. Valentine: $447,924 and Mr. Pearlin: $298,628. In 2017, Mr. O’Callaghan: $220,436. In 2016, Mr. Sondey: $2,429,515; Mr. Burns: $683,297; Mr. Vernon: $1,214,765; Mr. O’Callaghan: $334,053; and Mr. Valentine: $516,278.

(6)	Pursuant to SEC guidance, represents cash awards earned respectively for 2018, 2017, and 2016 under our annual incentive compensation program, including the part of the 2016 annual incentive payout that was calculated based on the Named Executive Officer’s applicable pre-merger bonus plan (TCIL or TAL, as applicable) and original company performance prior to the closing of the merger. All incentive compensation payments to our Named Executive Officers are calculated following the closing of the fiscal year and paid out in January/February of the following year.
(7)	In 2018, all other compensation consisted of the following:
Name	Savings Plan Company Match ($)	Other Compensation ($)(1)	Total ($)
Brian M. Sondey	$6,000	$12,791	$18,791
John Burns	$6,000	$9,915	$15,915
John F. O’Callaghan	$18,242	$21,071	$39,313
Kevin Valentine	$6,000	$8,542	$14,542
Marc Pearlin	$6,000	$10,229	$16,229
Simon R. Vernon(2)	$4.296	$3,310,287	$3,314,584

(1)	Other compensation includes Company paid car allowances, Company paid life insurance premiums for coverage exceeding $50,000 and Company matching gift donations. In addition for Mr. O’Callaghan the amount also includes club fees.
(2)	For Mr. Vernon, other compensation includes a severance payment of $2,995,446 related to his retirement on February 28, 2018 and consulting fees of $250,000 related to his consulting agreement with the Company. For his service as a Director, Mr. Vernon received $50,000 pro-rated director fees. Disability insurance and club fees are included as well.
(8)	Simon Vernon retired as President of the Company on February 28, 2018, but continued as a member of the Board of Directors. In accordance with SEC guidance, all of his compensation, including his compensation for serving as a Director, is set forth in the 2018 Summary Compensation Table. Details regarding the amount shown in “Other Compensation” are discussed in footnote 7. Details regarding the $156,543 share awards amount are described on page 15.
(9)	Amounts reported in the table for Messrs. Vernon and O’Callaghan were paid in GBP but were converted for purposes of this table from GBP to US dollars. For 2018, the foreign exchange rate on November 30, 2018 of 1 GBP to 1.2764 US dollars was used, for 2017, the foreign exchange rate on November 30, 2017 of 1 GBP to 1.3525 US dollars was used and for 2016 the foreign exchange rate on November 30, 2016 of 1 GBP to 1.25 US dollars was used.

GRANTS OF PLAN-BASED AWARDS TABLE FOR 2018

The following table includes certain information with respect to the non-equity incentive compensation plan awards and equity awards for our Named Executive Officers during the fiscal year ended December 31, 2018:

	Grant Date	Non-Equity Incentive Awards			Equity Incentive Awards(1)			All Other Share Awards: Number of Shares (#)	Grant Date Fair Value of Share Awards(2)
Name		Minimum ($)	Target ($)	Maximum ($)	Minimum (#)	Target (#)	Maximum (#)
Brian M. Sondey	2/1/18	$0	$900,000	$1,800,000	13,668	27,337	41,005		$1,003,268
	2/1/18							27,337	$1,003,268
John Burns	2/1/18	$0	$264,000	$528,000	3,027	6,054	9,081		$222,182
	2/1/18							6,054	$222,182
John F. O’Callaghan(1)	2/1/18	$0	$255,584	$511,168	2,604	5,208	7,812		$191,134
	2/1/18							5,208	$191,133
Kevin Valentine	2/1/18	$0	$213,000	$426,000	2,441	4,882	7,323		$179,169
	2/1/18							4,882	$179,170
Marc Pearlin	2/1/18	$0	$135,000	$270,000	1,627	3,255	4,882		$119,459
	2/1/18							3,255	$119,458
Simon Vernon(1)	2/1/18	$0	$529,706	$1,059,412	—	—	—		$—
	5/2/18							4,915	$156,543
(1)	Based on November 30, 2018 foreign exchange rate of 1 GBP = 1.2764 USD.
(2)	Calculated using the February 1, 2018 share price equal to $36.70 for all except Mr. Vernon whose fair value was calculated at $31.85 as described in footnote 2 on page 15.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END TABLE FOR 2018

The following table includes certain information with respect to restricted share awards held by each of our Named Executive Officers as of December 31, 2018.

	Stock Awards
	Time Based Restricted Shares		Performance Based Restricted Shares		Combined Totals
Name	Number of Shares or Units That Have Not Vested (#)(1)	Market Value of Shares or Units That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested ($)(2)	Total Number of Unvested Time Based and Time and Performance Based Restricted Shares (#)	Combined Market Value of Unvested Time Based and Time and Performance Based Restricted Shares ($)
Brian M. Sondey(4)	132,548	$4,118,266	133,770	$4,156,234	266,318	$8,274,500
John Burns(5)	37,426	$1,162,826	35,169	$1,092,701	72,595	$2,255,527
John F. O’Callaghan(6)	36,024	$1,119,266	25,679	$797,847	61,703	$1,917,112
Kevin Valentine(7)	29,152	$905,753	27,035	$839,977	56,187	$1,745,730
Marc Pearlin(8)	20,387	$633,424	18,796	$583,992	39,183	$1,217,416
Simon Vernon	—	$—	—	$—	—	$—
(1)	Amounts appearing in this column include (1) time based restricted common shares granted by the Company in September 2016 and February 2018 to each of our Named Executive Officers, (2) TAL restricted shares granted to Messrs. Sondey, Burns, Valentine and Pearlin in January 2016 prior to the closing of the merger that were converted into restricted common shares at the closing of the merger based on the TAL exchange ratio utilized in the merger and (3) TCIL restricted shares granted to Messrs. Vernon and O’Callaghan in July 2016 prior to the closing of the merger that were converted into restricted common shares at the closing of the merger based on the TCIL exchange ratio utilized in the Merger, and (4) time based restricted common shares granted by the Company to Mr. O’Callaghan in January 2017. The February 2018, January 2017 and September 2016 time-based restricted common share grants have three year cliff vesting contingent only upon continued employment with the Company. The restricted common shares originally granted in January 2016 as TAL restricted share grants have approximately three year cliff vesting, contingent only upon continued employment. The restricted common shares originally granted in July 2016 as TCIL restricted share grants have approximately two and one-half year cliff vesting, contingent only upon continued employment.

(2)	The closing market price of the Company’s common shares on December 31, 2018 was $31.07.
(3)	Amounts appearing in this column include (1) time and performance based restricted Common Shares granted by the Company in February 2018 and September 2016 to each of our Named Executive Officers and (2) time and performance based restricted common shares granted by the Company to Mr. O’Callaghan in January 2017. The February 2018, January 2017 and September 2016 time and performance based restricted common share grants have three year cliff vesting contingent upon continued employment with the Company, but are also contingent upon meeting certain performance based criteria, as described above in the Compensation Discussion & Analysis. The amounts appearing in this column assume that the maximum number of time and performance based restricted common shares will be earned.
(4)	Mr. Sondey’s restricted shares vest as follows: 31,000 on January 1, 2019, 166,977 on September 6, 2019 (which includes the maximum of the performance based share grants), and 68,341 on January 1, 2021 (which includes the maximum of the performance based share grants).
(5)	Mr. Burns’ restricted shares vest as follows: 10,500 on January 1, 2019, 46,962 on September 6, 2019 (which includes the maximum of the performance based share grants) and 15,133 on January 1, 2021 (which includes the maximum of the performance based share grants).
(6)	Mr. O’Callaghan’s restricted shares vest as follows: 16,522 on January 1, 2019, 22,959 on September 6, 2019 (which includes the maximum of the performance based share grants), 9,204 on January 1, 2020 (which includes the maximum of the performance based share grants) and 13,018 on January 1, 2021 (which includes the maximum of the performance based share grants).
(7)	Mr. Valentine’s restricted shares vest as follows: 8,500 on January 1, 2019, 35,483 on September 6, 2019 (which includes the maximum of the performance based share grants) and 12,204 on January 1, 2021 (which includes the maximum of the performance based share grants).
(8)	Mr. Pearlin’s restricted shares vest as follows: 6,000 on January 1, 2019 and 25,047 on September 6, 2019 (which includes the maximum of the performance based share grants) and 8,136 on January 1, 2021 (which includes the maximum of the performance based share grants).

OPTIONS EXERCISED AND STOCK VESTED IN 2018

There were no share options exercised in 2018. Mr. Vernon’s outstanding shares all vested on February 28, 2018 in conjunction with his retirement. The closing share price on February 28, 2018 was $28.52.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Brian M. Sondey	—	$—	—	$—
John Burns	—	$—	—	$—
John F. O’Callaghan	—	$—	—	$—
Kevin Valentine	—	$—	—	$—
Marc Pearlin	—	$—	—	$—
Simon Vernon	—	$—	100,011	$2,852,314

PENSION BENEFITS FOR 2018

We do not provide our Named Executive Officers with any plans providing for payments or other benefits at, following or in connection with retirement, other than our tax-qualified defined contribution 401(k) plan and our UK Stakeholders Scheme for Messrs. Vernon and O’Callaghan.

NONQUALIFIED DEFERRED COMPENSATION FOR 2018

We do not provide our Named Executive Officers with any plans providing for nonqualified deferred compensation.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

This section describes and quantifies the payments and benefits that our Named Executive Officers would have been eligible to receive from us under each contract, agreement, plan or arrangement entered into, sponsored or maintained by the Company that provides for payments or benefits in connection with a termination of employment or a change in control of the Company. The quantitative disclosure provided in this section assumes that the applicable termination of employment or change in control of the Company occurred on December 31, 2018, and that the closing price per Common Share to the extent applicable is equal to the closing market price on December 31, 2018 of $31.07.

PAYMENTS UPON TERMINATION

Name	Benefit	Termination Event
		Termination without Cause or with Good Reason	Termination without Cause or with Good Reason in connection with a Change of Control	Termination due to death or disabilty
Brian M. Sondey	Cash Severance(1)	$2,700,000	$2,700,000	$2,700,000
	Restricted Stock(2)	$7,128,257	$9,388,977	$9,388,977
	Non-Compete(1)	$900,000	$900,000	$—
	Other(1)(5)	$15,533	$15,533	$—
	TOTAL	$10,743,790	$13,004,510	$12,088,977

John Burns	Cash Severance(4)	$406,154	$406,154	$—
	Restricted Stock(2)	$2,071,110	$2,571,710	$2,571,710
	Non-Compete(3)	$440,000	$440,000	$—
	Other(4)(5)	$15,533	$15,533	$—
	TOTAL	$2,932,797	$3,433,396	$2,571,710

John O'Callaghan (6)	Cash Severance(4)	$419,420	$419,420	$—
	Restricted Stock(2)	$1,733,666	$2,164,301	$2,164,301
	Non-Compete(3)	$425,973	$425,973	$—
	Other(4)(5)	$12,660	$12,660	$—
	TOTAL	$2,591,718	$3,022,353	$2,164,301

Kevin Valentine	Cash Severance(4)	$349,538	$349,538	$—
	Restricted Stock(2)	$1,585,952	$1,989,660	$1,989,660
	Non-Compete(3)	$355,000	$355,000	$—
	Other(4)(5)	$16,342	$16,342	$—
	TOTAL	$2,306,833	$2,710,541	$1,989,660

Marc Pearlin	Cash Severance(4)	$290,769	$290,769	$—
	Restricted Stock(2)	$1,119,502	$1,388,641	$1,388,641
	Non-Compete(3)	$337,500	$337,500	$—
	Other(4)(5)	$12,829	$12,829	$—
	TOTAL	$1,760,600	$2,029,739	$1,388,641

Simon Vernon (6)(7)	Cash Severance	$—	$3,594,536	$—
	Restricted Stock	$—	$3,122,343	$—
	Non-Compete	$—	$—	$—
	Other(5)	$—	$19,581	$—
	TOTAL	$—	$6,736,460	$—
(1)	As described in the section “Employment Agreement with Mr. Sondey” on page 26.
(2)	As described in the table “Outstanding Equity Awards at Fiscal Year End” on page 31 and the Plan description on page 35. Using December 31, 2018 as the measurement date, the maximum number of performance shares have been achieved and those amounts are represented in the table. This amount also includes accrued dividends through December 31, 2018.
(3)	As described in the section “Non-Compete Agreements” on page 26.
(4)	As described in the section “Employee Severance Plan” on page 26.
(5)	Includes health & welfare benefits as well as outplacement services.
(6)	Amounts shown in the table use a conversion rate of USD 1.2764 to GBP 1.0.
(7)	Amounts shown are the total actual amounts received by Mr. Vernon in connection with his retirement on February 28, 2018.

CEO PAY RATIO

The Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank Act) requires the Company to determine the ratio of the CEO’s annual total compensation (under the Summary Compensation Table definition) to that of the Company’s median employee.

To determine the median employee, we made a direct determination from our global employee population, of approximately 243 individuals. We established a consistently applied compensation measure inclusive of base pay, overtime, annual incentives, and allowances to identify the Company’s median employee. Our employee population was evaluated as of December 31, 2018, and reflects compensation paid from January 1, 2018, through December 31, 2018. Where allowed under the applicable SEC rule, we have annualized compensation for full time and part-time employees newly hired in 2018. Non-US compensation was converted to US dollars based on the applicable exchange rates as of December 31, 2018.

Based on the above determination, the annual total compensation (under the Summary Compensation Table definition) for the median employee is $114,503. Using the CEO’s total compensation of $4,473,327 under the same definition, the resulting ratio is 39:1.

Description of Equity Compensation Plan

Triton International Limited 2016 Equity Incentive Plan

On July 8, 2016, the Board of Directors approved the adoption of the Triton International Limited 2016 Equity Incentive Plan (the “2016 Equity Incentive Plan”). The terms and conditions of the 2016 Equity Incentive Plan are briefly described below. This summary of the 2016 Equity Incentive Plan is not intended to be a complete description of the 2016 Equity Incentive Plan, and is qualified in its entirety by the actual text of the 2016 Equity Incentive Plan to which reference is made.

The maximum number of common shares with respect to which awards may be granted under the 2016 Equity Incentive Plan is 5,000,000. To the extent that any shares subject to awards have been canceled, expired, not issued or forfeited for any reason (in whole or in part), such shares will again be available for awards under the 2016 Equity Incentive Plan. Shares subject to awards that have been retained by the Company or delivered to the Company in payment or satisfaction of the purchase price or tax withholding obligations will not be available for subsequent grant under the 2016 Equity Incentive Plan.

The 2016 Equity Incentive Plan is administered by the Compensation and Talent Management Committee of the Board of Directors, which has the power to determine the eligibility of individuals to receive awards, the types and number of shares subject to awards, the pricing and timing of awards and to establish the terms, conditions, performance criteria and restrictions on awards.

Any of the employees, consultants, directors or any other person providing services to the Company or its affiliates, as determined by the Compensation and Talent Management Committee, may be selected to participate in the 2016 Equity Incentive Plan. The granting of awards under the 2016 Equity Incentive Plan is discretionary and therefore, the Company cannot now determine the number or type of awards to be granted in the future to any particular person or group. These participants may receive one or more of the following awards:

•	Stock Options. Stock options may be granted under the 2016 Equity Incentive Plan, including incentive stock options and nonqualified stock options.
•	Stock Appreciation Rights (SAR). A SAR entitles a participant to receive a payment equal in value to the difference between the fair market value of a share on the date of exercise of the SAR over the exercise price of the SAR, which shall be payable in cash or common shares.
•	Restricted Shares. A restricted share award is the grant of common shares on a date determined by the Compensation and Talent Management Committee, and is subject to substantial risk of forfeiture until specific conditions or goals are met.
•	Dividend Equivalent Rights. The award of Dividend Equivalent Rights permits the participant to earn an amount equal to the dividends or other distributions payable with respect to common shares.
•	Cash Awards. Awards that are payable solely in cash may be granted under the 2016 Equity Incentive Plan, subjected to such conditions and restrictions as the Compensation and Talent Management Committee may determine.

The terms and conditions of all awards under the 2016 Equity Incentive Plan will be determined by the Compensation and Talent Management Committee at the time of the grant of the award and will be reflected in the award agreement.

In the event that a Change in Control (as defined in the 2016 Equity Incentive Plan) occurs and a participant’s employment is subsequently terminated by the Company or its affiliates without Cause or by the participant for Good Reason (in each case as defined in the 2016 Equity Incentive Plan) within the two years following the Change in Control, unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges (a) any and all options and SARs granted under the 2016 Equity Incentive Plan shall become immediately exercisable and (b) any restriction periods and restrictions imposed on restricted shares or other awards shall lapse and performance conditions shall be deemed to be fully achieved.

Each award agreement shall set forth the extent to which the participant shall have the right to exercise options and SARs, receive unvested restricted shares and unvested dividend equivalent rights, following termination of service with the Company.

Equity Compensation Plan Information

The following table summarizes our equity compensation plan information as of December 31, 2018 with respect to outstanding awards and shares remaining available for issuance under the Company’s existing equity compensation plan. Information is included in the table as to common shares that may be issued pursuant to Triton’s equity compensation plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	216,277(2)	N/A	4,081,662
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	216,277	N/A	4,081,662
(1)	Represents the 2016 Equity Incentive Plan.
(2)	Represents the number of performance-based restricted common shares that can be earned as if the Company’s TSR over the three-year performance period is in the top one-third of the list of peer companies. The weighted average exercise price of the restricted shares identified in column (a) is listed as N/A since such restricted shares do not have an exercise price or purchase price. Pursuant to SEC guidance, time-based restricted common shares that were issued and outstanding as of December 31, 2018, are not included in column (a) or (c) of this table.

EXECUTIVE OFFICERS

The following table sets forth certain information regarding our executive officers:

Name	Age	Position
Brian M. Sondey	51	Chairman, Chief Executive Officer and Director
John Burns	58	Chief Financial Officer
John F. O’Callaghan	58	Executive Vice President, Global Head of Field Marketing and Operations
Kevin Valentine	54	Senior Vice President, Triton Container Sales
Marc Pearlin	63	Senior Vice President, General Counsel and Secretary

Brian M. Sondey is our Chairman and Chief Executive Officer, and has served as a director of our Company since July 2016. Upon the closing of the Merger of TCIL and TAL in July 2016, Mr. Sondey, who had served as the Chairman, President and Chief Executive Officer of TAL since 2004, became the Chairman and Chief Executive Officer of Triton. Mr. Sondey joined TAL’s former parent, Transamerica Corporation, in April 1996 as Director of Corporate Development. He then joined TAL International Container Corporation in November 1998 as Senior Vice President of Business Development. In September 1999, Mr. Sondey became President of TAL International Container Corporation. Prior to his work with Transamerica Corporation and TAL International Container Corporation, Mr. Sondey worked as a Management Consultant at the Boston Consulting Group and as a Mergers & Acquisitions Associate at J.P. Morgan. Mr. Sondey holds an MBA from The Stanford Graduate School of Business and a BA degree in Economics from Amherst College.

John Burns is our Chief Financial Officer. He is responsible for overseeing our Finance & Accounting, Treasury, Internal Audit, Information Technology, Legal and Human Resources departments. Mr. Burns was formerly Senior Vice President and Chief Financial Officer of TAL where he had the same responsibilities. Before that, Mr. Burns was TAL’s Senior Vice President of Corporate Development, where he was responsible for the execution of TAL’s corporate development strategy. Mr. Burns joined TAL’s former parent, Transamerica Corporation, in April 1996 as Director of Internal Audit and subsequently transferred to TAL International Container Corporation in April 1998 as Controller. Prior to joining Transamerica Corporation, Mr. Burns spent 10 years with Ernst & Young LLP in their financial audit practice. Mr. Burns holds a BA in Finance from the University of St. Thomas, St. Paul, Minnesota and is a certified public accountant.

John F. O’Callaghan is our Executive Vice President, Global Head of Field Marketing and Operations, and is responsible for overseeing global marketing and operations. Upon the closing of the Merger of TCIL and TAL in July 2016, Mr. O’Callaghan, who had served as the Senior Vice President, Europe, North America, South America and the Indian Sub-continent of TCIL since 2006, became our Global Head of Field Marketing and Operations. From 2002 to 2006, Mr. O'Callaghan served as Regional Vice President, Europe, South America, South Africa and the Indian Sub-continent, and prior to that as Vice President, Refrigerated Containers commencing in 1998. Mr. O’Callaghan was Director of Marketing, Refrigerated Containers from 1996 and Marketing Manager, Refrigerated Containers beginning in 1994. Prior to joining Triton, Mr. O’Callaghan worked as an architect on various construction projects including the Canary Wharf development with Koetter Kim and projects in Germany with Buro Bolles Wilson. Mr. O’Callaghan studied engineering at Trinity College Dublin and qualified with RIBA (Royal Institute of British Architects) as an architect with the Architectural Association in London.

Kevin Valentine is our Senior Vice President, Triton Container Sales. Mr. Valentine is responsible for the execution of our global container sales and trading activities and for overseeing Triton’s tank lease product line. Mr. Valentine joined TAL International Container Corporation in 1994 as Marketing Manager, UK following TAL’s acquisition of his previous employer, Tiphook Container Rental. After joining TAL, Mr. Valentine held positions in TAL’s London office as General Manager UK, Area Director Europe and Vice President, Trader Container Sales & Trading, Mr. Valentine relocated to TAL’s headquarters in 2008 and prior to the Merger of TCIL and TAL was TAL’s Senior Vice President, Trader and Global Operations, responsible for overseeing TAL’s global container and chassis sales and trading activities, global fleet operations, TAL’s tank and chassis leasing product lines and its regional leasing activities in the Americas. Prior to joining TAL International Container Corporation, Mr. Valentine held positions with Tiphook Container Rental from 1990 as Marketing Manager, Indian Subcontinent and Middle East based in London and Marketing Manager, Benelux based in Antwerp, Belgium. Mr. Valentine received a BA (Hons) degree in Business from Middlesex University (formerly known as Middlesex Polytechnic), London, England.

Marc Pearlin is our Senior Vice President, General Counsel and Secretary, and is responsible for overseeing all legal matters. Upon the closing of the Merger of TCIL and TAL in July 2016, Mr. Pearlin who had served as the Vice President, General Counsel and Secretary of TAL since 2004, became the Senior Vice President, General Counsel and Secretary of Triton. In October 1986, Mr. Pearlin joined TAL International Container Corporation and held positions as an Associate General Counsel as well as Secretary and Assistant General Counsel of TAL. Mr. Pearlin holds a Juris Doctor degree from the University of Connecticut School of Law and a BA in Economics and Spanish from Trinity College, Hartford, Connecticut.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews Triton’s financial reporting process on behalf of the Board of Directors. The Audit Committee is currently composed of four directors, all of whom are independent directors as defined under Section 10A of the Securities Exchange Act of 1934, the SEC rules, the NYSE listing standards and our Director Independence Standards. Each member of the Audit Committee is financially literate, as that qualification is interpreted by Triton’s Board of Directors in its business judgment. Further, Mr. Alspaugh qualifies and is designated as an “audit committee financial expert” serving on the Audit Committee as such term is defined in rules adopted by the SEC. The Audit Committee operates under a written charter adopted by the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities with respect to the integrity of Triton’s financial statements, oversight with respect to the Company’s disclosure controls and procedures and internal controls over financial reporting, the evaluation and retention of Triton’s independent auditor, the performance of the Company’s internal audit, ethics and compliance functions. The Audit Committee meets regularly with the head of internal audit to review the scope of internal audit activities, the results of internal audits that have been performed, the adequacy of staffing, the annual budget and the internal audit department charter. In fulfilling its responsibilities, the Audit Committee meets with management and the independent registered public accounting firm to review and discuss Triton’s annual and quarterly financial statements, including the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Triton’s annual report on Form 10-K, any material changes in accounting principles or practices used in preparing the financial statements prior to the filing of a report on Form 10-K or Form 10-Q with the Securities and Exchange Commission, and the items required to be discussed by PCAOB Auditing Standards No. 1301 (Communication with Audit Committees), for annual statements, and Statement of Auditing Standards 100 for quarterly statements.

The Audit Committee has met and held discussions with management and the independent registered public accounting firm regarding the fair and complete presentation of Triton’s results and the assessment of Triton’s internal control over financial reporting. The Audit Committee has discussed significant accounting policies applied by Triton in its financial statements, as well as alternative treatments. Management represented to the Audit Committee that Triton’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by PCAOB Auditing Standards No. 1301 (Communication with Audit Committees).

In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence from Triton and its management. The Audit Committee also has considered whether the independent registered public accounting firm’s provision of permitted non-audit services to Triton is compatible with its independence. The Audit Committee has concluded that the independent registered public accounting firm is independent from Triton and its management.

The Audit Committee discussed with the independent registered public accounting firm the overall scope and plans for its audit. The Audit Committee met with the independent registered public accounting firm, with and without management present, to discuss the results of its examinations, the evaluation of Triton’s internal controls, the overall quality of Triton’s financial reporting, and other matters required to be discussed by PCAOB Auditing Standards No. 1301 (Communication with Audit Committees).

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in Triton’s Annual Report on Form 10-K for the year ended December 31, 2018, for filing with the Securities and Exchange Commission.

The Audit Committee:
Robert W. Alspaugh, Chair
 Karen Austin
Malcolm P. Baker
Kenneth Hanau

PROPOSAL 3
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors has appointed the firm of KPMG LLP, an independent registered public accounting firm, as independent accountants of Triton for the fiscal year ending December 31, 2019. In the event that ratification of this selection is not approved by a majority of common shares represented at the Annual Meeting in person or by proxy and entitled to vote on the matter, the Audit Committee and our Board of Directors will review the Audit Committee’s future selection of an independent registered public accounting firm.

Representatives of KPMG LLP will be present at the Annual Meeting. Such representatives will have an opportunity to make a statement and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS TRITON’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2019.

Audit Fees

The following table sets forth the fees billed to or incurred by Triton for professional services rendered by KPMG LLP, the Company’s independent registered public accounting firm, for the years ended December 31, 2018 and 2017:

Type of Fees	2018	2017
Audit Fees	$1,826,177	$1,914,632
Audit-Related Fees	—	268,000
Tax Fees	573,000	324,400
All Other Fees	194,900	299,900
Total Fees	$2,594,077	$2,806,932

In accordance with the SEC’s definitions and rules, “audit fees” are fees Triton incurred for professional services in connection with the audit of Triton’s consolidated financial statements included in its Annual Report on Form 10-K, and for services that are normally provided in connection with statutory and regulatory filings or engagements; “audit-related fees” are fees for assurance and related services principally in connection with the filing of registration statements; “tax fees” are fees for tax compliance and tax advice; and “all other fees” are fees for any services not included in the first three categories, which were principally comprised of agreed upon procedures related to various debt issuances and ongoing debt compliance.

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by KPMG LLP. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. KPMG LLP and management are required to periodically report to the Audit Committee regarding the extent of services provided by KPMG LLP in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. All of the services relating to the fees set forth on the above table were pre-approved by the Audit Committee.

The independent auditors did not provide any financial information systems design and implementation services during the years ended December 31, 2018. The Audit Committee did consider whether the provision of such services, tax services and all other services is compatible with the independent auditor’s independence.

ADJOURNMENT OF THE 2019 ANNUAL GENERAL MEETING OF SHAREHOLDERS

In the event there are not sufficient votes to approve any proposal incorporated in this Proxy Statement at the time of the Annual General Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies from holders of our common shares. Proxies solicited by our Board of Directors grant discretionary authority to vote for any adjournment, if necessary. If it is necessary to adjourn the Annual Meeting and adjournment is for a period of not less than 30 days, no notice of the time and place of the adjourned meeting is required to be given to our shareholders other than an announcement of the time and place at the Annual Meeting. A majority of the shares represented and voting at the Annual Meeting or a majority of the Board of Directors is required to approve the adjournment, regardless of whether there is a quorum present at that meeting.

OTHER BUSINESS

The Board of Directors does not intend to present any business at the Annual Meeting other than as set forth in the accompanying Notice of Annual General Meeting of Shareholders, and has no present knowledge that any others intend to present business at the Annual Meeting. If, however, other matters requiring the vote of the shareholders properly come before the Annual Meeting or any adjournment or postponement thereof, the persons named in the accompanying proxy will have discretionary authority to vote the proxies held by them in accordance with their judgment as to such matters.

INFORMATION REGARDING BENEFICIAL OWNERSHIP OF MANAGEMENT AND
PRINCIPAL SHAREHOLDERS

The following tables show the beneficial ownership of our common shares on February 28, 2019:

•	our directors and Named Executive Officers and all of our directors and executive officers as a group; and
•	each person who we know beneficially owns more than 5% of our common shares

Beneficial ownership, which is determined in accordance with the rules and regulations of the Securities and Exchange Commission, means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of our common shares. The number of common shares beneficially owned by a person includes Common Shares issuable with respect to options and convertible securities held by the person which are exercisable or convertible within 60 days. The percentage of our common shares beneficially owned by a person assumes that the person has exercised all options and converted all convertible securities the person holds which are exercisable or convertible within 60 days, and that no other persons exercised any of their options or converted any of their convertible securities. Except as otherwise indicated, the business address for each of the following persons is c/o Triton International Limited, Canon’s Court, 22 Victoria Street, Hamilton HM12, Bermuda Attn: Estera Services (Bermuda) Limited. Except as otherwise indicated in the footnotes to the table or in cases where community property laws apply, we believe that each person identified in the table possesses sole voting and investment power over all common shares shown as beneficially owned by the person. The percentages of beneficial ownership are based on common shares outstanding, together with the individual’s restricted shares granted and not yet vested.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent
Brian M. Sondey(1)	468,485	*
John Burns(1)	137,198	*
John F. O’Callaghan(1)(3)	137,572	*
Kevin Valentine(1)	74,723	*
Marc Pearlin(1)	68,556	*
Robert W. Alspaugh	29,452	*
Karen Austin	1,500	*
Malcolm P. Baker	48,465	*
David A. Coulter	28,136	*
Claude Germain	34,995	*
Kenneth Hanau	29,665	*
John S. Hextall	17,165	*
Robert L. Rosner	—	*
Simon R. Vernon(2)	218,243	*
All directors and executive officers as a group	1,294, 155	1.6%
*	None of the Directors or Named Executive Officers beneficially owned 1% or more of the Company’s outstanding shares.
(1)	For each Named Executive Officer, number of shares beneficially owned includes restricted shares granted in 2017, 2018 and 2019 as follows: Mr. Sondey (221,522); Mr. Burns (56,298); Mr. O’Callaghan (42,731); Mr. Valentine (44,600) and Mr. Pearlin (29,991).
(2)	Includes 62,968 shares owned by the Intertrust Employee Benefit Trustee Limited in its capacity as trustee of the Third Triton Sub-Trust for benefit of Mr. Vernon.
(3)	Includes 33,583 shares owned by the Intertrust Employee Benefit Trustee Limited in its capacity as trustee of the Third Triton Sub-Trust for benefit of Mr. O’Callaghan.

	Shares Beneficially Owned
Five Percent and Greater Shareholders	Number	Percent(1)
Warburg Pincus Funds(2)	7,132,790	9.1%
Vestar Funds(3)	10,697,690	13.6%
Bharti Entities(4)	8,280,590	10.5%
The Vanguard Group(5)	5,289,089	6.7%
Dimensional Fund Advisors LP(6)	5,542,235	7.0%

(1)	The percentages of beneficial ownership are based on 78,697,615 common shares of Triton International Limited outstanding as of February 28, 2019.
(2)	Based on the Schedule 13G/A filed with the SEC on February 12, 2019 by Warburg. Common shares shown as beneficially owned by Warburg Pincus Funds reflect record ownership of (i) 221,779 common shares held by Warburg Pincus X Partners, L.P., a Delaware limited partnership (“WP X Partners”), (ii) 2,294,552 common shares held by Warburg Pincus (Callisto-II) Private Equity X, L.P., a Delaware limited partnership (“WP Callisto-II”), (iii) 2,313,936 common shares held by Warburg Pincus (Europa-II) Private Equity X, L.P., a Delaware limited partnership (“WP Europa-II”), and (iv) 2,302,523 common shares held by Warburg Pincus (Ganymede-II) Private Equity X, L.P., a Delaware limited partnership (“WP Ganymede-II”, together with WP X Partners, WP Callisto-II and WP Europa-II, the “WP Shareholders”). Warburg Pincus (Europa) X LLC, a Delaware limited liability company (“WP Europa”), is the general partner of WP Europa II. Warburg Pincus (Ganymede) X LLC, a Delaware limited liability company (“WP Ganymede”), is the general partner of WP Ganymede II. Warburg Pincus X, L.P., a Delaware limited partnership (“WP X LP”), is (i) the general partner of WP X Partners and WP Callisto-II, and (ii) the sole member of WP Europa and WP Ganymede. Warburg Pincus X GP L.P., a Delaware limited partnership (“WP X GP”), is the general partner of WP X LP. WPP GP LLC, a Delaware limited liability company (“WPP GP”), is the general partner of WP X GP. Warburg Pincus Partners, L.P., a Delaware limited partnership (“WP Partners”), is the managing member of WPP GP. Warburg Pincus Partners GP LLC, a Delaware limited liability company (“WPP GP LLC”), is the general partner of WP Partners. Warburg Pincus & Co., a New York general partnership (“WP”), is the managing member of WPP GP LLC. Warburg Pincus LLC, a New York limited liability company (“WP LLC”, and together with the WP Shareholders, WP Europa, WP Ganymede, WP X LP, WP X GP, WPP GP, WP Partners, WPP GP LLC and WP, the “Warburg Pincus Entities”), is the manager of the WP Shareholders. The business address of the Warburg Pincus Entities is 450 Lexington Avenue, New York, New York 10017. Common shares shown do not include common shares held by Bharti Global Limited, as to which Warburg has disclaimed beneficial ownership.

Charles R. Kaye and Joseph P. Landy, each Managing General Partner of WP and Managing Member and Co-Chief Executive Officer of WP LLC, may be deemed to control the Warburg Pincus Entities. Each of Messrs. Kaye and Landy expressly disclaim beneficial ownership of all common shares held by the Warburg Pincus Entities.

(3)	Based on a Schedule 13D/A filed with the SEC on September 7, 2017 and a Form 4 filed with the SEC on May 4, 2018 by Vestar. Common shares shown as beneficially owned by Vestar Funds reflect record ownership of (i) 10,479,601 common shares held by Vestar-Triton (Gibco) Ltd., a Gibraltar Company (“Vestar Gibco”), (ii) 200,924 common shares held by Vestar/Triton Investments III L.P., a Cayman Islands exempted limited partnership (“Vestar/Triton Investments”) and (iii) 17,165 common shares held by Vestar Capital Partners LLC (“VCP”). Triton-Vestar Luxco S.a.r.l., a Luxembourg limited liability company (“Vestar Luxco”) is the sole member of Vestar Gibco. Vestar/Triton Investments Holdings L.P., a Cayman Islands exempted limited partnership (“Vestar Holdings”) is the sole member of Vestar Luxco. Vestar Capital Partners V, L.P., a Cayman Islands exempted limited partnership (“Vestar Capital V”) is the general partner of Vestar Holdings. Vestar Associates V, L.P., a Scottish limited partnership (“Vestar Associates V”) is the general partner of Vestar Capital V. Vestar Managers V Ltd., a Cayman Islands exempted company (“VMV”) is the general partner of both Vestar Associates V and Vestar/Triton Investments. VMV has voting and investment power over the common shares held or controlled by each of Vestar/Triton Investments and Vestar Gibco. Vestar Management Corp. II, a Delaware corporation (“Vestar Management II,” together with Vestar Gibco, Vestar/Triton Investments, VCP, Vestar Luxco, Vestar Holdings, Vestar Capital V, Vestar Associates V and VMV, the “Vestar Entities”) holds all of the outstanding membership interests of VCP. The business address of the Vestar Entities is 245 Park Avenue, 41st Floor, New York, NY 10167.

Daniel S. O’Connell is the sole director of VMV and the sole owner of Vestar Management II and, as a result, he may be deemed to control the Vestar Entities. Mr. O’Connell expressly disclaims beneficial ownership of all common shares held by the Vestar Entities.

(4)	Based on a Schedule 13D/A filed with the SEC on September 8, 2017 and a Form 4 filed with the SEC on November 5, 2018 by Bharti Global Limited and Bharti Overseas Private Limited (“Bharti Global (direct/indirect)”). Common Shares shown as beneficially owned by Bharti Global (direct/indirect) reflect record ownership of 8,280,590 Common Shares held directly, and indirectly through a wholly owned subsidiary, by Bharti Global Limited, a private limited company formed under the laws of Jersey (“BGL”). Bharti Overseas Private Limited, a private limited company formed under the laws of India (“BOPL”), is the sole shareholder of BGL. The business address of BGL is 1/3/5 Castle Street (Ground Floor), St. Helier, Jersey, JE2 3BT. The business address of BOPL is Bharti Crescent, 1, Nelson Mandela Road, Vasant Kunj, Phase II, New Delhi, Delhi, India, 110070.
(5)	Based on the Schedule 13G/A filed with the SEC on February 12, 2019 by The Vanguard Group. The Vanguard Group had sole voting power over 52,239 common shares, sole dispositive power over 5,232,658 common shares, shared voting power over 9,981 common shares and shared dispositive power over 56,431 common shares it beneficially owned as of December 31, 2018. The principal business office address for The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.
(6)	Based on the Schedule 13G/A filed with the SEC on February 8, 2019 by Dimensional Fund Advisors LP. Dimensional Fund Advisors LP had sole voting power over 5,370,228 common shares and sole dispositive power over 5,542,235 common shares, it beneficially owned as of December 31, 2018. The principal business office address for Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, Texas 78746.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Triton’s officers and directors, and holders of more than ten percent of a registered class of Triton’s equity securities, to file reports of ownership of such securities with the Securities and Exchange Commission. Officers, directors and greater than ten percent beneficial owners are required by applicable regulations to furnish Triton with copies of all Section 16(a) forms they file.

Based on a review of the copies of Forms 3, 4 and 5 furnished to Triton, Triton believes that all Section 16(a) filing requirements applicable to its officers, directors and 10% holders were filed in a timely manner during 2018 except for Simon Vernon who was late filing a Form 4 related to the sale of shares and Karen Austin who was late filing a Form 3 upon her appointment as a director in January 2019.

Certain Relationships and Related Party Transactions

Triton reviews all relationships and transactions in which it, its control persons and its directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest in such relationships and transactions.

Triton’s Code of Conduct, Code of Ethics and Code of Ethics for Chief Executive and Senior Financial Officers discourage all conflicts of interest and provides guidance with respect to conflicts of interest. Under these codes, conflicts of interest occur when private or family interests interfere in any way, or even appear to interfere, with Triton’s interests. Triton’s restrictions on conflicts of interest under these codes include related person transactions.

Triton has multiple processes for reporting conflicts of interests, including related person transactions. Under its Code of Conduct and Code of Ethics, all employees are required to report any actual or apparent conflicts of interest, or potential conflicts of interest, to Triton’s General Counsel, the Vice President of Human Resources, the Chief Financial Officer, the General Auditor or other Company management as deemed appropriate. This information is then reviewed by Triton’s Audit Committee, the Triton Board or its independent registered public accounting firm, as deemed necessary, and discussed with management. The following factors will generally be considered:

•	the nature of the related person’s interest in the transaction;
•	material terms of the transaction, including, without limitation, the amount and type of transaction;
•	the importance of the transaction to the related person;
•	the importance of the transaction to Triton;

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of Triton; and
•	any other matters deemed appropriate with respect to the particular transaction.

Ultimately, all such transactions require approval or ratification by the Triton Board. Any member of the Triton Board who is a related person with respect to a transaction will be recused from the review of the transaction.

In addition, Triton annually distributes a questionnaire to its executive officers and members of the Triton Board requesting certain information regarding, among other things, their immediate family members, employment and beneficial ownership interests. This information is then reviewed for any conflicts of interest under the Code of Conduct, Code of Ethics and Code of Ethics for Chief Executive and Senior Financial Officers. At the completion of the annual audit, Triton’s Audit Committee and its independent registered public accounting firm reviews insider and related person transactions and potential conflicts of interest with management.

After Simon Vernon’s retirement as President, the Company entered into a consulting agreement with Mr. Vernon covering the period from May 1, 2018 to April 30, 2019 pursuant to which he is paid an annual retainer of US$500,000, payable quarterly, of which $250,000 was paid in 2018. Mr. Vernon is also the Company’s representative on the Board of Directors of the Through Transport (TT) Club, a mutual insurance company, and will be paid US$20,000 for each meeting of the Board of Directors of the TT Club that he attends. He is also reimbursed for reasonable expenses that he incurs in providing the above services.

Sponsor Shareholders Agreements

In connection with the closing of the merger of TCIL and TAL, the Company and the Sponsor Shareholders entered into the Sponsor Shareholders Agreements, which became effective upon the closing of the merger. Under the Sponsor Shareholders Agreements, Warburg Pincus has the ongoing right to nominate two individuals for elections as directors of the Company, and Vestar has the ongoing right to nominate one individual for election as a director of the Company, in each case subject to the approval by the Nominating and Corporate Governance Committee of any individuals so designated. Messrs. Coulter and Vernon are the nominees of Warburg Pincus who currently serve on the Company’s Board, and Mr. Rosner is the nominee of Vestar who currently serves on the Company’s Board. The rights of Warburg Pincus and Vestar to nominate individuals for election as directors of the Company are subject to reduction as their respective ownership of Company common shares declines.

The Sponsor Shareholders Agreements provide that for so long as the Sponsor Shareholders hold more than 5% of the outstanding common shares of the Company, they and their affiliates will not, directly or indirectly, (i) acquire or propose to acquire additional equity securities (including derivatives) of the Company, subject to exceptions for share dividends and issuances of shares to the Company’s existing shareholders, (ii) offer, propose or enter into any merger, amalgamation, scheme of arrangement, business combination, recapitalization, tender or exchange offer, liquidation or other similar extraordinary transaction, or offer to acquire the Company (or instigate, encourage, facilitate, join or assist any third party to do any of the foregoing), (iii) solicit proxies or consents (except for any solicitation in furtherance of the recommendation of the Company’s Board), (iv) deposit any Company securities in a voting trust or subject any Company securities to a voting agreement or similar agreement (other than the Sponsor Shareholders Agreements), (v) submit shareholder proposals or call special shareholder meetings, (vi) form a “group” with, or otherwise act in concert with, any other Company shareholder in respect of the Company, or (vii) agree to take any of the foregoing actions, or request any waiver of the standstill or voting restrictions below other than through a confidential waiver request submitted to the Chief Executive Officer or Chairman of the Company that the Sponsor Shareholder making the request, after consulting legal counsel, would not reasonably expect to require (a) the Company or the Board to issue a public statement or (b) any public disclosure by such Sponsor Shareholder.

The Sponsor Shareholders Agreements further provide that, for so long as the Sponsor Shareholders own at least 5% of the outstanding shares of the Company, the Sponsor Shareholders will vote (a) 55% of their common shares in the same proportion as the votes cast by the shareholders of the Company who are not Sponsor Shareholders or their affiliates in any election or removal of directors (other than with respect to any contested election, any election or removal of a Warburg Pincus nominee or a Vestar nominee or any replacement thereof), and the remaining 45% of their common shares in favor of the slate of directors nominated by the Nominating and Corporate Governance Committee, and (b) 100% of their common shares in the same proportion as the votes cast by the shareholders of the Company who are not Sponsor Shareholders or their affiliates in any vote or consent on a shareholder proposal or any merger, amalgamation, scheme of arrangement, business combination, recapitalization, tender or exchange offer, liquidation or other similar extraordinary transaction, unless approved by a majority of the directors on the Board and, in the case of an extraordinary transaction, such extraordinary transaction provides equal treatment of all common shares.

The Sponsor Shareholders Agreements also govern Triton’s and the Sponsor Shareholders’ respective rights and obligations with respect to the registration for resale of common shares held by the Sponsor Shareholders following the mergers. For further information, please see the Company’s Registration Statement on Form S-4 filed with the SEC on December 24, 2015, as amended, under “Related Agreements - The Sponsor Shareholders Agreements.”

Indemnification Agreements

The Company has entered into indemnification agreements (the “Indemnification Agreements”), in which the Company has agreed to provide each of Brian M. Sondey, John Burns, Simon R. Vernon, Marc A. Pearlin, Robert W. Alspaugh, Karen Austin, Malcolm P. Baker, David A. Coulter, Claude Germain, Kenneth Hanau, John S. Hextall and Robert L. Rosner (each, an “Indemnitee”) with contractual assurance of each Indemnitee’s rights to indemnification against litigation risks and expenses, which indemnification is intended to be greater than that which is afforded by the Company’s organizational documents. Under the Indemnification Agreements, the Company agrees to indemnify and hold harmless, and provide advancement of expenses to, each Indemnitee against any and all expenses, liabilities and losses actually and reasonably incurred in connection with any actual, threatened, pending or completed legal proceedings arising out of, or by reason of, each Indemnitee’s service to the Company. Unless determined otherwise by a court of competent jurisdiction, the Company will indemnify and hold harmless any Indemnitee for all expenses, liabilities and losses actually and reasonably incurred by any such Indemnitee, or on any such Indemnitee’s behalf, in defending any such proceeding, if the relevant Indemnitee acted in good faith and in a manner which the Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal proceeding, the relevant Indemnitee had no reasonable cause to believe that Indemnitee’s conduct was unlawful.

INFORMATION ABOUT THE ANNUAL GENERAL MEETING AND VOTING

General

This Proxy Statement and the accompanying Notice of Annual General Meeting of Shareholders are being furnished in connection with the solicitation by the Board of Directors of Triton International Limited (“Triton,” the “Company,” “us,” “our” or “we”) of proxies for use at the Annual General Meeting of Shareholders (the “Annual Meeting”) to be held on April 25, 2019, at 9:00 a.m., Eastern Daylight Time, at the Crowne Plaza White Plains, 66 Hale Avenue, White Plains, New York 10601, and at any adjournment or postponement thereof, for the purposes set forth in the preceding Notice of Annual General Meeting of Shareholders. This Proxy Statement and the proxy card for the Annual Meeting are first being made available or distributed to shareholders of record on or about March 15, 2019.

The cost of soliciting proxies will be borne by Triton, and will consist primarily of preparing and distributing this Proxy Statement and the proxy card. Copies of the proxy materials may be furnished to brokers, custodians, nominees and other fiduciaries for forwarding to beneficial owners of Triton’s common shares, par value $0.01 per share (the “common shares”).

Who can vote?

Only holders of record as of the close of business on February 28, 2019 (the “Record Date”) of the common shares are entitled to vote at the Annual Meeting. On the Record Date, there were 78,697,615 common shares outstanding.

What proposals will be voted on at the Annual Meeting?

Shareholders will vote on the following proposals at the Annual Meeting:

•	the election of ten directors identified in this Proxy Statement to serve on our Board of Directors (Proposal 1);
•	an advisory vote on the compensation of our Named Executive Officers as described in this Proxy Statement (Proposal 2);
•	the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019 (Proposal 3); and
•	such other business as may properly be brought before the 2019 Annual Meeting (including any adjournment or postponement(s) thereof).

In addition, in accordance with Section 84 of the Companies Act and Section 39 of our Bye-Laws, our audited financial statements for the fiscal year ended December 31, 2018 will be presented at the Annual Meeting. These audited financial statements are included in our Annual Report on Form 10-K for the year ended December 31, 2018 (the “2018 Annual Report”). There is no requirement under Bermuda law that these financial statements be approved by shareholders, and no such approval will be sought at the Annual Meeting.

How does our Board of Directors recommend that I vote on the proposals?

1.	“FOR” the election of ten directors identified in this Proxy Statement to serve on our Board of Directors until the 2020 Annual Meeting of Shareholders or until their respective successors are elected and qualified;
2.	“FOR” the approval of the compensation of our Named Executive Officers as described in this Proxy Statement; and
3.	“FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

If any other matters properly come before the Annual Meeting or any adjournment or postponement thereof, the persons named in the proxy card will vote the shares represented by all properly executed proxies in their discretion.

How many votes can I cast?

You will be entitled to one vote per common share owned by you on the Record Date.

How do I vote by proxy?

Vote by Internet

The proxy card or voting instruction card contains instructions on how to view our proxy materials on the Internet, vote your shares on the Internet, and request electronic delivery of future proxy materials. An electronic copy of this

Proxy Statement and the 2018 Annual Report are available at www.proxyvote.com. You may use the Internet to transmit your voting instructions until 11:59 p.m., Eastern Time, on April 24, 2019. You should have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

Shareholders may request receipt of future proxy materials by email, which will save us the cost of printing and mailing documents to those shareholders. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Vote by Telephone 1-800-690-6903

Call 1-800-690-6903 from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card. The submission of your proxy by telephone is available 24 hours a day. To be valid, a submission by telephone must be received by 11:59 p.m., Eastern Time, on April 24, 2019.

Vote by Mail

Follow the instructions on the enclosed proxy card for the Annual Meeting to vote on the proposals to be considered at the Annual Meeting. Sign and date the proxy card and return it as instructed on the proxy card.

The proxy holders named on the proxy card will vote your shares as you instruct. If you sign and return the proxy card but do not vote on the proposals, the proxy holders will vote for you on the proposals.

Unless you instruct otherwise, the proxy holders will vote “FOR” the nominees proposed by our Board of Directors, “FOR” the approval of the compensation of our Named Executive Officers as described in this Proxy Statement and “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

What if other matters come up at the Annual Meeting?

The matters described in this Proxy Statement are the only matters we know will be voted on at the Annual Meeting. If other matters are properly presented at the Annual Meeting or any adjournment or postponement thereof, the proxy holders will vote your shares as they see fit at their discretion.

What can I do if I change my mind after I vote my shares?

At any time before the vote at the Annual Meeting, you can revoke your proxy either by (i) giving our Secretary a written notice revoking your proxy, (ii) voting again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted), (iii) signing, dating and returning to our Secretary a new proxy card bearing a later date or (iv) attending the Annual Meeting and voting in person. Your presence at the Annual Meeting will not revoke your proxy unless you vote in person. All written notices or new proxies should be sent to Secretary, Triton International Limited c/o Estera Services (Bermuda) Limited at Canon’s Court, 22 Victoria Street, Hamilton HM12 Bermuda.

Can I vote in person at the Annual Meeting rather than by completing the proxy card?

Although we encourage you to vote via the Internet, by telephone, or by completing and returning the proxy card to ensure that your vote is counted, you can attend the Annual Meeting and vote your shares in person.

What do I do if my shares are held in “street name”?

If your shares are held in the name of your broker, a bank, or other nominee, that party should give you instructions for voting your shares.

What are broker non-votes?

Broker non-votes are shares held in street name by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote those shares as to a particular matter. Under the rules of the New York Stock Exchange, your broker or nominee does not have discretion to vote your shares on non-routine matters such as Proposal 1 (election of directors) and Proposal 2 (advisory vote on the compensation of Named Executive Officers).

However, your broker or nominee does have discretion to vote your shares on routine matters such as Proposal 3 (ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019). Broker non-votes are not counted for purposes of determining whether a proposal has been approved.

What is a quorum?

We will hold the Annual Meeting if a quorum is present. A quorum will be present if the holders of a majority of the common shares entitled to vote on the Record Date are present in person or by proxy at the Annual Meeting. Without a quorum, we cannot hold the meeting or transact business. If you vote via the Internet, by telephone, or sign and return your proxy card, your shares will be counted to determine whether we have a quorum even if you abstain or fail to vote on the proposals listed on the proxy card. Abstentions and broker non-votes will also be counted as present for purposes of determining if a quorum exists.

What vote is necessary for action?

Passage of Proposal 1 (election of directors) requires, for each director, the affirmative vote of a majority of the votes cast. You will not be able to cumulate your votes in the election of directors. Approval of Proposal 2 (advisory vote on the compensation of Named Executive Officers) will require the affirmative vote of a majority of the votes cast, although such vote will not be binding on us. Approval of Proposal 3 (ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019) will require the affirmative vote of the holders of a majority of the votes cast. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present; however, in tabulating the voting results for any particular proposal abstentions and broker non-votes will have no effect on the outcome of the matter.

Who pays for the proxy solicitation?

We will bear the expense of soliciting proxies for the Annual Meeting, including the costs of distributing proxy materials to our shareholders. In addition to solicitation by mail, directors, officers and other employees also may solicit proxies personally, by telephone or through electronic communications, but will not receive specific compensation for doing so. We may reimburse brokerage firms and others holding shares in their names or in names of nominees for their reasonable out-of-pocket expenses in sending proxy materials to beneficial owners.

PRESENTATION OF FINANCIAL STATEMENTS

In accordance with Section 84 of the Companies Act and Section 39 of the Bye-Laws, our audited financial statements for the fiscal year ended December 31, 2018 will be presented at the Annual Meeting. These financial statements are included in our 2018 Annual Report. There is no requirement under Bermuda law that these financial statements be approved by shareholders, and no such approval will be sought at the meeting.

MISCELLANEOUS

Shareholder Proposals

Under Securities and Exchange Commission rules, if a shareholder wishes to submit a proposal to be considered for inclusion in our proxy statement for the 2020 Annual General Meeting of Shareholders, the Company must receive the proposal in writing on or before November 16, 2019 unless the date of the 2020 Annual General Meeting of Shareholders is changed by more than 30 days from the date of the last annual general meeting, in which case the proposal must be received no later than a reasonable time before the Company begins to print and send its proxy materials. All proposals must comply with SEC Rule 14a-8 and should be sent to our Secretary, Triton International Limited, c/o Estera Services (Bermuda) Limited at Canon’s Court, 22 Victoria Street, Hamilton HM12 Bermuda.

If a shareholder wishes to submit a proposal for business to be brought before the 2020 Annual General Meeting of Shareholders outside of SEC Rule 14a-8, including with respect to shareholder nominations of directors, notice of such matter must be received by the Company, in accordance with the provisions of the Company’s Bye-Laws, no earlier than December 27, 2019 and no later than January 26, 2020. Notice of any such proposal also must include the information specified in our Bye-Laws and should be sent to Secretary, Triton International Limited, c/o Estera Services (Bermuda) Limited at Canon’s Court, 22 Victoria Street, Hamilton HM12 Bermuda. In addition to our Bye-Laws, please see the section titled Director Nomination Process for a description of the procedures to be followed by a shareholder who wishes to recommend a director candidate to the Nominating and Corporate Governance Committee for its consideration.

Additionally, under Bermuda law, shareholders holding not less than five percent of the total voting rights or 100 or more shareholders together may require us to give notice to our shareholders of a proposal to be submitted at an annual general meeting. Generally, notice of such a proposal must be received by us at our principal executive offices in Bermuda (located at Canon’s Court, 22 Victoria Street, Hamilton HM12, Bermuda) not less than six weeks before the date of the meeting and must otherwise comply with the requirements of Bermuda law.

Internet Availability of Proxy Materials

This Proxy Statement and the 2018 Annual Report are available on www.proxyvote.com.

Incorporation by Reference

To the extent that this Proxy Statement is incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, then the sections of this Proxy Statement entitled “Report of the Compensation and Talent Management Committee” and “Report of the Audit Committee” will not be deemed incorporated unless specifically provided otherwise in such filing. Information contained on or connected to our website is not incorporated by reference into this Proxy Statement or any other filing that we make with the SEC.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for Proxy Statements with respect to two or more shareholders sharing the same address by delivering a single Proxy Statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. We and some brokers may household proxy materials, delivering a single Proxy Statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once shareholders have received notice from their broker or us that materials will be sent in the householding manner to the shareholders’ address, householding will continue until otherwise notified or until the shareholder revokes such consent. If, at any time, shareholders no longer wish to participate in householding and would prefer to receive a separate Proxy Statement, they should notify their broker if shares are held in a brokerage account or us if holding registered shares. Any beneficial owner can request (i) to receive a separate copy of an annual report or Proxy Statement for this meeting, (ii) to receive separate copies of those materials for future meetings, or (iii) if the shareholder shares an address and wishes to request delivery of a single copy of annual reports or Proxy Statements, you can make your request in writing to your broker.

FORM 10-K

A COPY OF TRITON INTERNATIONAL LIMITED’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2018, AS FILED WITH THE SEC, WILL BE FURNISHED WITHOUT CHARGE TO BENEFICIAL SHAREHOLDERS OR SHAREHOLDERS OF RECORD UPON WRITTEN REQUEST TO INVESTOR RELATIONS AT TRITON INTERNATIONAL LIMITED, CANON’S COURT, 22 VICTORIA STREET, HAMILTON HM12, BERMUDA ATTN.: ESTERA SERVICES (BERMUDA) LIMITED.

March 15, 2019

By Order of the Board of Directors Marc Pearlin Secretary

Reconciliation of Non-GAAP Financial Measures

Non-GAAP Financial Measures

This Proxy Statement includes certain financial measures computed using non-GAAP components, as defined by the SEC. These measures are not in accordance with, or a substitute for, GAAP, and our financial measures may be different from non-GAAP financial measures used by other companies. We have provided a reconciliation of our non-GAAP components to the most directly comparable GAAP components.

We exclude the effects of certain tax adjustments and other items net of tax for purposes of presenting net income, diluted earnings per share, and return on equity because we believe these items are not attributable to our business operations. Management utilizes this information when analyzing financial performance because such amounts reflect the underlying operating results that are within management’s ability to influence. Accordingly, we believe presenting this information provides investors and other users of our financial statements with meaningful supplemental information for purposes of analyzing year-to-year financial performance on a comparable basis and assessing trends.

Non-GAAP Reconciliations of Adjusted Net Income
(In thousands, except per share amounts)

	Twelve Months Ended,
	December 31, 2018	December 31, 2017
Net income (loss) attributable to shareholders	$349,555	$344,598
Add (subtract):
Unrealized (gain) loss on derivative instruments, net	384	(1,150)
Insurance recovery income	—	(5,567)
Debt termination expense	5,444	5,739
Transaction and other costs (income)	79	7,631
One-time tax benefit related to U.S. statutory rate reduction	—	(139,359)
Foreign income tax adjustments	(881)	(393)
Gain on sale of building	(16,316)	—
Tax adjustments related to intra-entity asset transfer	24,728	—
Adjusted net income	$362,993	$211,499
Adjusted net income per share - Diluted	$4.52	$2.78
Weighted average number of common shares outstanding—Diluted	80,364	76,188

Calculation of Return on Equity
(In thousands)

	Twelve Months Ended,
	December 31, 2018	December 31, 2017
Adjusted net income	$362,993	$211,499

Average Shareholders’ equity	$2,174,714	$1,799,188

Adjusted return on equity	16.7%	11.8%

A-1

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Brian M. Sondey	02 Robert W. Alspaugh	03 Karen Austin	04 Malcolm P. Baker	05 David A. Coulter
06 Claude Germain	07 Kenneth Hanau	08 John S. Hextall	09 Robert L. Rosner	10 Simon R. Vernon

	For	Against	Abstain
2 ADVISORY VOTE ON THE COMPENSATION OF NAMED EXECUTIVE OFFICERS.	☐	☐	☐
3 RATIFICATION OF APPOINTMENT OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.	☐	☐	☐

NOTE: Proposals to be voted on at the meeting include such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000404151_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 25, 2019

The undersigned hereby appoint(s) John Burns and Marc A. Pearlin as proxies, each with full power of substitution, to represent and vote as designated all common shares of Triton International Limited held of record by the undersigned on February 28, 2019 at the Annual General Meeting of Shareholders of Triton International Limited to be held at the Crowne Plaza White Plains, 66 Hale Avenue, White Plains, New York 10601, at 9:00 a.m., Eastern Daylight Time, on April 25, 2019 with authority to vote upon the matters listed on this proxy card and with discretionary authority as to any other matters that may properly come before the meeting or any adjournment or postponement thereof.

SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER IN THE SPACE PROVIDED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR THE NOMINEES" IN ITEM 1; "FOR" ITEM 2; and "FOR" ITEM 3.

PLEASE ACT PROMPTLY
SIGN, DATE AND MAIL YOUR PROXY CARD TODAY

0000404151_2 R1.0.1.18

Continued and to be signed on reverse side